Filed Pursuant to Rule 424(b)(2)
Registration No. 333-162119

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
3.375% Convertible Senior Notes due 2018	$370,000,000	100%	$370,000,000	$42,957.00
Common Stock, par value $1.00 per share	(3)	—	—	(4)

(1)	Includes shares to be sold upon exercise of the underwriters’ overallotment option. See “Underwriting.”
(2)	Calculated in accordance with Rule 457(r) under the Securities Act, as amended.
(3)	An indeterminate number of shares of Common Stock may be issued from time to time upon conversion of the 3.375% Convertible Senior Notes due 2018.
(4)	No additional consideration will be received for the Common Stock issuable upon conversion of the 3.375% Convertible Senior Notes due 2018. Therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act, as amended.

Prospectus Supplement to Prospectus, dated February 24, 2010

$325,000,000

MF Global Holdings Ltd.

3.375% Convertible Senior Notes due 2018

MF Global Holdings Ltd. is offering $325,000,000 aggregate principal amount of its 3.375% Convertible Senior Notes due 2018 (the “notes”) under this prospectus supplement. The notes will bear interest at a rate equal to 3.375% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2012. The notes will mature on August 1, 2018.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding February 1, 2018 but only under the following circumstances: (1) during any fiscal quarter commencing after September 30, 2011 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after February 1, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion of a note, we will pay, at our election, cash or a combination of cash and shares of our common stock, if any, based on the daily conversion value for each trading day of the cash settlement averaging period applicable to such note.

The conversion rate will initially equal 101.0331 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $9.90 per share of common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest. In addition, following the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change.

We may not redeem the notes prior to maturity. No sinking fund will be provided for the notes.

If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a fundamental change purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any future indebtedness that is expressly subordinated in right of payment to the notes, equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated, effectively junior to any future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to all existing and future indebtedness (including trade payables) of our subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “MF.” The last reported sale price of our common stock on July 28, 2011 was $7.47 per share.

Investing in the notes and the underlying common stock involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 to read about risks that you should consider before investing in the notes.

	Per Note	Total

Public offering price	100.00%	$325,000,000
Underwriting discounts and commissions	2.75%	$8,937,500
Proceeds, before expenses, to MF Global Holdings Ltd.	97.25%	$316,062,500

To the extent the underwriters sell more than $325,000,000 principal amount of notes, the underwriters will have the option to purchase within 30 days from the date of this prospectus supplement up to an additional $45,000,000 principal amount of notes from MF Global Holdings Ltd. at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about August 2, 2011.

Joint Book-Running Managers

Goldman, Sachs & Co.	Citi

Co-Managers

BofA Merrill Lynch	J.P. Morgan	Deutsche Bank Securities	RBS

Prospectus Supplement dated July 28, 2011

Prospectus Supplement

Prospectus

We are responsible for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than the dates thereon. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying base prospectus (the “accompanying prospectus”), which is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. In this prospectus supplement, we provide you with specific terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement made in this prospectus supplement is inconsistent with a statement made in the accompanying prospectus or any previously filed documents incorporated by reference, the statements made in the accompanying prospectus or any previously filed documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described below under the heading “Where You Can Find Additional Information.”

In this prospectus supplement and the accompanying prospectus, references to “we,” “our” or “us” mean MF Global Holdings Ltd., a Delaware corporation, and its consolidated subsidiaries, except as otherwise noted or the context otherwise requires, and references to “MF Global” mean MF Global Holdings Ltd. and do not include its consolidated subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference therein.

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We incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC:

(1)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed on May 20, 2011;

(2)	Our Current Reports on Form 8-K filed on June 17, 2011 and July 28, 2011;

(3)	Our Definitive Proxy Statement on Schedule 14A for the Annual Shareholders’ Meeting on August 11, 2011, filed on July 7, 2011; and

(4)	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and before the termination of this offering.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, nor any documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 Fifth Avenue, New York, New York 10022, telephone 1-800-596-0523, and email investorrelations@mfglobal.com.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus supplement statements that may constitute “forward-looking statements.” You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks and uncertainties described under “Risk Factors.” Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements in this prospectus supplement include, but are not limited to, statements about:

•	expectations regarding the business environment in which we operate and the trends in our industry, such as changes in trading volumes and interest rates;

•	our liquidity requirements and our ability to obtain access to necessary liquidity;

•	our ability to execute our business strategy and strategic plan;

•	our planned transition of our business from a broker into a commodities and capital markets focused investment bank;

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•	fluctuations in interest rates and currency exchange rates and their possible effects on our business;

•	our ability to continue to provide value-added brokerage services;

•	our ability to maintain trading volumes and market share;

•	our ability to continue to diversify our service offerings;

•	our ability to pursue opportunities to improve operating margins or profitability;

•	our ability to expand our business in existing or new geographic regions;

•	our ability to continue to expand our business through acquisitions or organic growth;

•	the effects of pricing and other competitive pressures on our business as well as our perceptions regarding our business’ competitive position;

•	our accuracy regarding our expectations of our revenues and various costs and of expected cost savings;

•	the timing of, and our ability to, return to profitability;

•	the timing of, and our ability to, access the capital markets, including for potential future debt issuances;

•	our exposure to client and counterparty default risks as well as the effectiveness of our risk management;

•	our exposure to market, issuer default and other risks from our principal transactions;

•	our exposures to credit, counterparty and concentration risk;

•	our ability to maintain our credit rating and the effects that changes to our credit rating would have on our business and operations;

•	our ability to retain existing clients and attract new ones;

•	our ability to retain our management team and other key employees;

•	the likelihood of success in, and the impact of, litigation or other legal or regulatory challenges involving our business;

•	the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies;

•	changes in exchange membership requirements;

•	changes in our taxes and tax rate;

•	our ability to maintain our existing technology systems and to keep pace with rapid technological developments;

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•	the effects of financial reform legislation and related rule making of regulatory agencies; and

•	our expectations regarding the use of the net proceeds from this offering including with respect to the repurchase of our 9.00% Convertible Senior Notes due 2038 (the “2038 Convertible Senior Notes”).

We caution that you should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus supplement after the date of this prospectus supplement.

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SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information you should consider before deciding whether to purchase the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the section entitled “Risk Factors” herein and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 (the “Annual Report”), before making an investment decision.

MF Global Holdings Ltd.

We are one of the world’s leading brokers in markets for commodities and listed derivatives. We provide access to more than 70 exchanges globally and are a leader by volume on many of the world’s largest derivatives exchanges. We are also an active broker-dealer in markets for commodities, fixed income securities, equities, and foreign exchange. We are one of 20 primary dealers authorized to trade U.S. government securities with the Federal Reserve Bank of New York. In addition to executing client transactions, we provide research and market commentary to help clients make trading decisions, as well as providing clearing and settlement services. We are also active in providing client financing and securities lending services.

We are headquartered in the United States, and have operations globally, including in the United Kingdom, Australia, Singapore, India, Canada, Hong Kong, and Japan. Our priority is serving the needs of our diversified global client base, which includes a wide range of institutional asset managers and hedge funds, professional traders, corporations, sovereign entities, and financial institutions. We also offer a range of services for individual traders and introducing brokers.

As of June 30, 2011, we had 2,857 employees. We have organized our business on a global basis to offer clients an extensive array of products across a broad range of markets and geographies. We seek to tailor our offerings from market to market to meet the demands of our clients by providing the most compelling products and services possible, while remaining within the regulations of a particular jurisdiction.

We derive revenues from three main sources: (i) commissions generated from execution and clearing services; (ii) principal transactions revenue, generated both from client facilitation and proprietary activities, and (iii) net interest income from cash balances in client accounts maintained to meet margin requirements, as well as interest related to our collateralized financing arrangements and principal transactions activities.

We have recently announced a new strategic direction for MF Global. Under our new strategic plan, we intend to transform our business from a broker to a commodities and capital markets focused investment bank during the next three to five years. For more information on this plan of development and the associated risks, see our Annual Report, which is incorporated herein by reference.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022, and our telephone number is (212) 589-6200. Our registered office is located in the State of Delaware at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. Our website can be accessed at www.mfglobal.com. The contents of our website are not part of this prospectus supplement.

Recent Developments

As further described in the Current Report on Form 8-K, filed on July 28, 2011 incorporated herein by reference (the “July Current Report”), on July 28, 2011, we announced our results of operations for the fiscal quarter ended June 30, 2011. The following is a summary of the results of operations and should be read in conjunction with the information provided in our July Current Report:

•	Revenue, net of interest and transaction-based expenses (“net revenue”) was $314.5 million for the fiscal quarter ended June 30, 2011, versus $289.4 million for the same period last year.

•

Net income applicable to common shareholders for the fiscal quarter ended June 30, 2011 was $7.7 million, or $0.05 per basic and diluted share, compared with $0.8 million or $0.01 per basic and diluted share for the same period last year.

•

Employee compensation and benefits expense (excluding non-recurring IPO awards) was $171.1 million, or 54.4% of net revenue, for the fiscal quarter ended June 30, 2011, compared with $155.4 million, or 53.7%, for the same period last year.

•	Our non-compensation expenses (which excludes restructuring costs) for the fiscal quarter ended June 30, 2011 were $112.2 million, compared with $91.4 million for the same period last year.

The increase in our net revenue was primarily due to the expansion of client facilitation and principal activities, as reflected in the increase of our Principal Transactions revenue, which increased from $66.3 million for the fiscal quarter ended June 30, 2010, to $116.8 million for the fiscal quarter ended June 30, 2011. The increase in Principal Transactions revenue was driven primarily by an approximate $36.7 million increase in revenue from repurchase transactions accounted for as sales, as well as an approximate $42.6 million increase in revenue from structured equity transactions, but was offset by decreases in revenue in foreign exchange transactions and equities transactions. The increase in net revenue was offset by a decrease in our Commissions revenue, which reflects a change in the mix of activity by our client base during the quarter. Accordingly, although the total volume of executed and/or cleared exchange-traded futures and options transactions increased to 575.1 million contracts during the first fiscal quarter, much of this increase was driven by higher clearing volumes and high-volume, low-margin customers in the European region. Although we generally earn less per contract on clearing transactions than execution transactions, our margins with respect to clearing transactions are higher than our margins with respect to execution transactions. Consequently, over the past several quarters we have focused on increasing the size of our clearing business, and we expect to continue maintaining this emphasis.

Employee compensation and benefits expense increased, consistent with the increase in our net revenue. The slight increase in our employee compensation ratio during our first quarter was attributable to our ongoing recruitment and upgrading of personnel during the quarter. The increase in our non-compensation expenses (which excludes restructuring costs) was primarily driven by three factors: (i) higher communications and technology costs from increased market data research and communications expenses, reflecting increased client trades, as well as the expansion of equities trading in the U.S. and Asia Pacific region; (ii) higher occupancy and equipment costs, primarily from additional leased office space in New York, Tokyo and London, and (iii) and higher professional fees that we paid, primarily from increased consulting fees arising from the ordinary course of business, as well as due to the continued implementation of our strategic plan. As we continue to implement our strategic plan, we will continue to evaluate our businesses, global footprint and the resources we allocate versus the returns we generate on these resources. In connection with the implementation of our strategic plan, and as a result of our continuing evaluation of our businesses, we currently expect to incur future additional restructuring charges of between $15 million to $30 million in the second fiscal quarter, although we can offer no assurance that all of these charges will take place this quarter nor that these charges will be within our estimated range.

We continue to regularly assess our capital structure and opportunities to access the capital markets to reposition or restructure our capital structure by extending the maturities of our outstanding debt, including amounts currently drawn under our liquidity facility. For example, on June 29, 2011, our U.S. broker-dealer closed a new, 364-day, $300 million senior secured committed revolving credit facility with a syndicate of banks. The credit facility can be used for general corporate purposes, which further increases our liquidity. Our management continues to consider the appropriate debt structure, both for our existing business and our future growth, as well as the level of usage of our liquidity facility and the amount of preferred stock and convertible notes that we have outstanding. Factors that our management considers with respect to any repositioning or restructuring include the implementation of our strategic plan, rating agency viewpoints, adequacy of our permanent capital, attaining profitability, and the return on investment for our shareholders. We believe that the proposed issuance of the notes to which this prospectus supplement relates, as well as our intention in the near-term, subject to market conditions, to actively pursue opportunities to raise additional capital through the sale of senior unsecured indebtedness, may improve many of the foregoing factors.

Offering Summary

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For purposes of this “offering summary,” references to “MF Global,” “we,” “our” and “us” refer only to MF Global Holdings Ltd. and not its subsidiaries. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	MF Global Holdings Ltd., a Delaware corporation.

Securities Offered	$325,000,000 principal amount of 3.375% Convertible Senior Notes due 2018 (plus up to an additional $45,000,000 principal amount if the underwriters exercise their option to purchase additional notes).

Maturity Date	August 1, 2018 unless earlier repurchased by us or converted.

Issue Price	100%

Interest	3.375% per year. Interest will accrue from the date of issuance (which is scheduled for August 2, 2011) or from the most recent date to which interest has been paid or duly provided for, and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2012.

We will also be required to pay additional interest on the notes under the circumstances described under “Description of the Notes—Events of Default.”

Conversion Rights	Holders may convert their notes at their option prior to the close of business on the business day immediately preceding February 1, 2018, but only under the following circumstances:

•

during any fiscal quarter commencing after September 30, 2011 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•

during the five consecutive business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Events.”

On or after February 1, 2018, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

The conversion rate will initially equal 101.0331 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.90 per share of common stock), subject to adjustment as described in this prospectus supplement.

In addition, following the occurrence of certain corporate events, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such corporate event. See “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.”

You will not receive any additional cash payment representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by our payment of the amount of cash or the amount of cash and the number of shares of our common stock, if any, as the case may be, into which your note is convertible. See “Description of the Notes—Conversion Rights—General.”

Settlement Upon Conversion	Upon conversion of a note we will, in respect of each $1,000 principal amount of notes being converted, pay a settlement amount (as defined herein) equal to the sum of the daily settlement amounts for each of the 60 consecutive trading days during the cash settlement averaging period (as defined herein) applicable to such note. For any trading day, the daily settlement amount will include an amount of cash equal to the daily principal portion (as defined herein) for such trading day. If the daily conversion value for such trading day exceeds the daily principal portion for such trading day, the daily settlement amount will also include, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock having a value equal to the excess of the daily conversion value for such trading day over the daily principal portion for such trading day, all calculated as described under “Description of the Notes—Conversion Rights—Settlement Upon Conversion.”

No Redemption	We may not redeem the notes prior to maturity, and no sinking fund will be provided for the notes.

Fundamental Change	If we undergo a “fundamental change” (as defined under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), subject to certain conditions, you may require us to purchase for cash all or part of your notes. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to any future indebtedness we may have that is expressly subordinated in right of payment to the notes;

•

equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated, including our 2038 Convertible Senior Notes, our 1.875% Convertible Senior Notes due 2016 (the “2016 Convertible Senior Notes”), amounts outstanding under our liquidity facility (as defined herein) and the guarantees of MF Global Holdings Ltd. under the secured credit facility (as defined herein);

•	effectively junior in right of payment to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•

structurally junior to all existing and future indebtedness (including trade payables) of our subsidiaries, amounts outstanding under the secured credit facility, as well as to any of our existing or future indebtedness that may be guaranteed by any of our subsidiaries (to the extent of any such guarantee, including the guarantees of our subsidiaries under the liquidity facility and the secured credit facility).

As of June 30, 2011, our total consolidated indebtedness (excluding trade payables, as defined under “Description of the Notes—Ranking”) was $783.2 million, none of which was secured indebtedness and $24.1 million of which was indebtedness of our subsidiaries to third parties (excluding trade payables and the guarantees of our subsidiaries under the liquidity facility and the secured credit facility). After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of net proceeds therefrom, our total consolidated indebtedness at such date would have been $1.0 billion (excluding trade payables), which includes the debt discount associated with the notes. See “Capitalization.”

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur.

Events of Default	Except as described under “Description of the Notes—Events of Default,” if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus accrued and unpaid interest. In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	Prior to this offering, there was no public market for the notes, and we do not intend to list the notes on any national securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including the market price of our common stock, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representatives of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters are not obligated to do so, and they may cease their market-making at any time and without notice.

No Listing	We do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “MF.”

Material U.S. Federal Income Tax Consequences	For certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes are convertible, see “Material U.S. Federal Income Tax Consequences.”

Trustee, Paying Agent, Conversion Agent and Bid Solicitation Agent	Deutsche Bank Trust Company Americas.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $315.4 million (or approximately $359.2 million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $25.2 million of the net proceeds from this offering to fund the cost of entering into the convertible note hedge transactions (after such cost is partially offset by the proceeds that we receive from entering into the warrant transactions). In addition, we expect to repurchase approximately $109.1 million of our outstanding 2038 Convertible Senior Notes from a limited number of holders of such notes in privately-negotiated transactions, which will be conditioned upon the closing of this offering. We intend to use approximately $130.6 million of the net proceeds from this offering to complete such repurchases and to pay all fees and expenses in connection therewith. We intend to use any remaining net proceeds from this offering for general corporate purposes and may use a portion of the remaining net proceeds to repay amounts outstanding under our liquidity facility. If we do not complete this offering, we will not repurchase the 2038 Convertible Senior Notes.

If the underwriters exercise their option to purchase additional notes, we intend to use a portion of the net proceeds to fund the cost of entering into additional convertible note hedge transactions (after such cost is partially offset by the proceeds that we expect to receive from entering into additional warrant transactions). We may use the remainder of such net proceeds to repay a portion of the outstanding indebtedness under our liquidity facility and for general corporate purposes. See “Use of Proceeds.”

Concurrent Convertible Note Hedge Transactions and Warrant Transactions	In connection with the pricing of the notes, we intend to enter into privately-negotiated convertible note hedge transactions with certain of the underwriters and/or their affiliates (in this capacity, the “hedge counterparties”). The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of common stock that will initially underlie the notes sold in this offering. We also intend to enter into separate, privately-negotiated warrant transactions with the hedge counterparties relating to the same number of shares of our common stock with a strike price initially equal to $13.0725, subject to customary anti-dilution adjustments. The warrants will be settled on a net-share basis or we may, subject to certain conditions, settle the warrants in cash.

If the underwriters exercise their option to purchase additional notes, we intend to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties, which will initially cover the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters.

The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes. The warrant transactions could have a dilutive effect with respect to our common stock to the extent that the price per share of our common stock exceeds the strike price of the warrants.

In connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and the warrant transactions, we expect that the hedge counterparties and/or their affiliates:

•	will enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these cash-settled over-the-counter derivative transactions and purchase shares of our common stock in open market transactions following the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or after the pricing of the notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, we expect that the hedge counterparties and/or their affiliates will modify their hedge positions with respect to the convertible note hedge transactions and warrant transactions from time to time after the pricing of the notes, and are likely to do so during any cash settlement averaging period, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock. The effect, if any, of these activities on the market price of our common stock or the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and, consequently, the value of the consideration that you receive upon conversion of the notes and the trading price of the notes.

See “Risk Factors—Risks Related to the Notes and to this Offering—The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock,” “Description of the Concurrent Convertible Note Hedge Transactions and the Warrant Transactions” and “Underwriting.”

The convertible note hedge transactions and the warrant transactions are separate transactions, in each case, entered into by us with the hedge counterparties, and are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

Risk Factors	Investing in the notes and the underlying common stock involves risks. Before investing in the notes, you should carefully read and consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” and in the documents incorporated by reference herein.

Summary Selected Financial Data

The following tables present certain selected financial data for our business as of the dates and for the periods indicated. The summary historical statement of operations data for the three months ended June 30, 2011 and 2010 and balance sheet data as of June 30, 2011 and 2010 have been derived from our historical unaudited consolidated financial statements included in our July Current Report, which is incorporated herein by reference. We have prepared the unaudited consolidated interim financial information set forth below on the same basis as our audited consolidated financial statements, and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The interim results set forth below are not necessarily indicative of results for the fiscal year ending March 31, 2012 or for any other period. The summary historical statement of operations data for the fiscal years ended March 31, 2011, 2010 and 2009 and balance sheet data as of March 31, 2011 and 2010 have been derived from our historical audited consolidated financial statements included in our Annual Report, which is incorporated herein by reference. The selected historical statement of operations data for the fiscal years ended March 31, 2008 and 2007 and balance sheet data as of March 31, 2009, 2008 and 2007 presented in this table have been derived from Item 6 of our Annual Report.

Our historical results are not necessarily indicative of future operating results. These tables should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report as well as the information in the July Current Report, both of which are incorporated by reference.

	Three Months Ended June 30,		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007(1)
	(unaudited)
			(in millions, except per share data)
Statement of Operations
Revenues
Commissions	$364.7	$376.6	$1,433.9	$1,386.0	$1,642.4	$2,014.8	$1,666.5
Principal transactions	116.8	66.3	243.2	151.0	280.1	283.7	313.6
Interest income	112.2	114.2	516.5	415.3	816.6	3,440.0	4,010.1
Other	7.5	11.9	39.9	42.4	112.4	54.1	37.8

Total revenues	611.24	569.1	2,233.6	1,994.7	2,851.6	5,792.6	6,028.0
Interest and transaction-based expenses:
Interest expense	41.6	45.4	229.7	137.3	431.9	2,937.9	3,673.0
Execution and clearing fees	186.5	175.2	681.1	601.8	741.0	927.4	700.4
Sales commissions	68.7	59.0	253.7	240.6	252.0	291.0	275.9

Total interest and transaction-based expenses	296.7	279.7	1,164.5	979.7	1,424.9	4,156.2	4,649.3
Revenues, net of interest and transaction-based expenses	314.5	289.4	1,069.1	1,015.0	1,426.7	1,636.3	1,378.7

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	171.1	155.4	620.7	668.4	787.6	889.5	833.9
Employee compensation related to non-recurring IPO awards	—	8.6	12.4	31.8	44.8	59.1	—
Communications and technology	39.1	31.4	134.4	118.6	122.6	118.7	102.2
Occupancy and equipment costs	16.0	11.1	51.2	39.4	44.8	35.6	29.8
Depreciation and amortization	10.3	10.5	44.4	55.1	57.8	54.8	46.8
Professional fees	24.0	18.1	75.2	85.6	97.9	80.7	50.3
General and other	22.1	19.5	117.2	115.7	102.5	109.6	97.4
PAAF legal settlement	—	—	—	—	—	76.8	—
Broker related loss	—	—	—	—	—	141.0	—
IPO-related costs	—	—	—	0.9	23.1	56.1	33.5
Restructuring charges	2.1	9.8	25.5
Impairment of intangible assets and goodwill	.7	.8	19.8	54.0	82.0	—	—

Total other expenses	285.4	265.3	1,101.0	1,169.5	1,363.1	1,624.6	1,193.9
Gains on exchange seats and shares	2.2	2.0	2.7	8.5	15.1	79.5	126.7
Net gain on settlement of legal proceeding	—	—	—	—	—	—	21.9
Loss on extinguishment of debt	—	—	4.1	9.7	—	18.3	—
Interest on borrowings	13.8	9.5	42.9	39.7	68.6	69.3	43.8

(Loss)/income before provision for income taxes	17.6	16.6	(76.3)	(195.4)	9.9	3.6	289.7
Provision/(benefit) for income taxes	4.8	8.1	5.2	(56.3)	41.9	66.6	100.0
Equity in income/(loss) of unconsolidated companies (net of tax)	.8	.6	2.7	3.8	(16.2)	(1.7)	0.1

Net (loss)/income	13.6	9.1	(78.8)	(135.3)	(48.1)	(64.7)	189.7
Net income attributable to noncontrolling interest (net of tax)	.3	.2	2.4	1.7	1.0	4.9	1.7

Net (loss)/income attributable to MF Global Holdings Ltd.	$13.3	$8.8	$(81.2)	$(137.0)	$(49.1)	$(69.5)	$188.0

	Three Months Ended June 30,		Year Ended March 31,
	2011	2010	2011	2010	2009	2008	2007(1)
	(unaudited)
			(in millions, except per share data)
Weighted average number of basic shares outstanding(2)	164,272,690	130,196,655	154,405,951	123,222,780	121,183,447	115,027,797	103,726,453
Weighted average number of diluted shares outstanding(2)	164,293,357	133,999,818	154,405,951	123,222,780	121,183,447	115,027,797	103,726,453
Basic (loss)/earnings per share(3)	$0.05	$0.01	$(1.00)	$(1.36)	$(0.58)	$(0.60)	$1.81
Diluted (loss)/earnings per share(3)	$0.05	$0.01	$(1.00)	$(1.36)	$(0.58)	$(0.60)	$1.81
Dividends declared per share(4)	$—	$—	$—	$—	$—	$0.01	$0.03
Balance Sheet Data
Total assets	$45,929.7	$47,850.7	$40,541.6	$50,966.1	$38,835.6	$49,254.9	$51,670.3
Long-term borrowings	$417.2	$199.8	$414.1	$499.4	$938.0	$—	$594.6

(1)	Prior to July 1, 2007 our financial statements were prepared on a combined basis in conformity with U.S. GAAP as if we had existed on a stand-alone basis. The combined financial statements were carved out from Man Group plc and include our accounts and our majority and wholly owned subsidiaries, in each case using the historical basis of accounting for the results of operations and assets and liabilities of the respective businesses.
(2)	The weighted average number of shares of common stock outstanding for periods prior to the reorganization and separation is calculated using the number of shares of common stock outstanding immediately following the reorganization and separation.
(3)	Net earnings per share for fiscal 2007 is calculated by dividing historical net income by the weighted average number of shares of common stock outstanding (basic and diluted) during fiscal 2007.
(4)	These dividends were paid to Man Group plc when we were wholly owned by Man Group plc and are not indicative of future dividends. We currently do not expect to pay any cash dividends on our shares of common stock in the foreseeable future. Dividends declared per share is calculated by dividing dividends paid to Man Group plc by the number of shares of common stock outstanding (basic) during fiscal 2008 and fiscal 2007.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report, the risks set forth herein, as well as the other information incorporated by reference in this prospectus supplement. The risks and uncertainties described herein and in our Annual Report are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of the notes, or our shares of common stock into which the notes are convertible, as described herein, could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed herein as well as in our Annual Report that is incorporated herein by reference also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

The risks described below focus on risks related to the notes, whereas the risks described in the documents referenced above focus on risks related to our industry and business, our capital needs and financial position, regulation and litigation and our operations and technology.

Risks Related to the Notes and to this Offering

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

For example, the trading price of the notes will increase with the market price and volatility of our common stock. We cannot, however, predict whether the market price of our common stock will rise or fall or whether the volatility of our common stock will continue at its historical level. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of our common stock. Moreover, we may or may not choose to take actions that could influence the volatility of our common stock.

Likewise, if interest rates, or expected future interest rates, rise during the term of the notes, the yield of the notes will likely decrease, but the value of the convertibility option embedded in the notes will likely increase. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes. In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

The claims of holders of the notes will be structurally subordinated to claims of creditors of our subsidiaries because our subsidiaries will not guarantee the notes. In addition, we are a holding company with minimal independent operations. Our ability to repay our debt, including the notes, depends on the performance of our subsidiaries and their ability to make distributions to us.

The notes will not be guaranteed by any of our subsidiaries. Accordingly, none of our subsidiaries is obligated to pay any amounts due pursuant to the notes, or to make any funds available therefor. Consequently, claims of holders of the notes will be structurally subordinated to the claims of creditors of these subsidiaries, including trade creditors. As a result, in the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, such subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As a holding company, substantially all of our business is conducted through our subsidiaries, which are separate and distinct legal entities. Therefore, our ability to service our indebtedness, including the notes, is dependent on the earnings and the distribution of funds (whether by dividend, distribution or loan) from our subsidiaries. None of our subsidiaries is obligated to make funds available to us for payment on the notes. We cannot assure you that the agreements governing the existing and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, any payment of dividends, distributions or loans to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. Moreover, certain of our subsidiaries may be prohibited from making payments to us unless they meet certain regulatory capital requirements, which they may or may not be able to meet during the term of the notes. Furthermore, MF Global Holdings Ltd. guarantees many of the obligations of its subsidiaries and such guarantees may require us to provide substantial funds or assets to our subsidiaries, or their creditors at a time when MF Global needs liquidity to fund its own obligations, such as the notes.

As of June 30, 2011, the notes would have been structurally subordinated to $24.1 million of indebtedness and other liabilities of our subsidiaries to third parties, as well as to the guarantees of our subsidiaries under the liquidity facility and the secured credit facility and to trade payables of our subsidiaries, which include, for example, securities sold under repurchase agreements, securities sold, not yet purchased, obligations to return securities borrowed and securities loaned. Our subsidiaries generated 91.5% of our consolidated revenues, net of interest and transaction-based expenses, in the fiscal quarter ended June 30, 2011 and held 85.8% of our consolidated assets as of June 30, 2011.

Our substantial indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

We currently have and, after this offering, will continue to have a significant amount of indebtedness. As of June 30, 2011, our total consolidated indebtedness was $783.2 million (excluding trade payables and the guarantees of our subsidiaries under the liquidity facility and secured credit facility). This substantial level of indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the notes.

Our substantial indebtedness could have important consequences to you and significant effects on our business. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, our strategic growth initiatives and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes.

In addition, the credit agreement governing our liquidity facility contains, and the agreements that may govern any future indebtedness that we may incur may contain, financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debt.

Despite our substantial current indebtedness, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including pursuant to a capital markets transaction such as a notes offering as well as secured indebtedness. In particular, one of our subsidiaries, MF Global Inc., has recently entered into a $300 million senior secured revolving credit facility (the “secured credit facility”), which is secured by fully-paid-for broker-dealer assets of such subsidiary and which is guaranteed by MF Global Holdings Ltd. and another of our subsidiaries. As such, the notes will be structurally subordinate to indebtedness under such facility. Furthermore, neither the base indenture nor the supplemental indenture limits the amount of debt that we or our subsidiaries may issue. As of June 30, 2011, we had $858.9 million available for borrowing under our liquidity facility, and $300 million available for borrowing under the secured credit facility, in each case subject to the applicable termination dates. Such available amounts under the liquidity facility do not give effect to the additional sums we will be able to borrow if we repay any portion of our liquidity facility with the net proceeds of this offering, as described under “Use of Proceeds”. Adding new indebtedness to current debt levels could make it more difficult for us to satisfy our obligations with respect to the notes.

The notes are not protected by restrictive covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The indenture governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring debt or issuing or repurchasing our other securities. Because the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes,” “Description of the Notes—Consolidation, Merger and Sale of Assets” and “Description of the Notes—Adjustment to

Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change,” we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Other than the repurchase right, the restrictions provided by the merger covenant and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. As a result, any specific rules regulating short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales in our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

Over the last several months, the SEC and other regulatory and self-regulatory authorities have implemented various rule changes and are expected to adopt additional rule changes in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO now restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more in one day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

The SEC also approved a pilot program allowing several national securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and over 300 exchange traded funds if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). The SRO pilot program was recently extended to the earlier of August 11, 2011 or the date on which a proposed new “limit up / limit down mechanism” to address extraordinary market volatility is adopted and effective as to the securities covered by the SRO pilot program (the “limit up / limit down proposal”). The limit up/limit down proposal advanced by FINRA and other SROs would lock trading in listed equity securities into a price band based on the security’s average price over the preceding five minutes. The price bands would be 5% above or below the average price for securities currently subject to the SRO pilot program, and 10% for securities not subject to the SRO pilot program; the percentage bands would be doubled during opening or closing. The inability to trade within those price bands would trigger a trading pause. The SEC is expected to determine whether to approve the limit up/limit down proposal following a comment period that expired on June 22, 2011. Our common stock is not among the securities covered by the SRO pilot program currently in place. However, the SEC has also approved a proposed expansion of the SRO pilot program to include all remaining NMS stocks that were not previously covered under the program. These newly covered (so-called “Phase III”) securities will be subject to wider price move percentages to reflect certain differences in their typical trading characteristics, such as higher volatility and lower liquidity and trading volume. The implementation date for the expanded SRO pilot program is anticipated to be August 8, 2011 and, unless the limit up / limit down proposal is adopted and effective prior to that date, it is likely that the expiration date for the SRO pilot program will be further extended as well.

FINRA and exchange rule amendments intended to clarify the review process for potentially erroneous trades in exchange-listed securities have also been adopted. In particular, these rule amendments establish uniform standards for reviews of (i) multi-stock events involving 20 or more securities and (ii) transactions that trigger an individual stock trading pause by a primary listing market and subsequent transactions that occur before the trading halt is in effect for over-the-counter trading. The relevant amendments to FINRA Rule 11892 (Clearly Erroneous Transactions in Exchange-Listed Securities) and corresponding exchange rules were approved on September 10, 2010 on a pilot basis, with an original end date of April 11, 2011. However, the SEC has approved a rule change extending the pilot period to the earlier of August 11, 2011 or the date on which the limit up/limit down proposal is adopted and effective as to the securities covered by the pilot. As noted above, it appears likely that, unless the limit up / limit down proposal is adopted and effective prior to August 11, 2011, the expiration date for this pilot will be further extended as well.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the convertible notes. This new legislation may require many over-the-counter swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers and major market participants may be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to implement a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The legislation will become effective 60 days after the publication of the final rule; however, it is unclear whether the margin requirements will apply retroactively to existing swap transactions. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and national securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of a variety of financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the recently adopted amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

Some significant restructuring transactions that may adversely affect you may not constitute a “fundamental change” under the indenture, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “fundamental change” (as defined under “Description of the Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes”), you have the right, at your option, to require us to repurchase your notes for cash. However, the definition of fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the fundamental change provision of the indenture will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such make-whole fundamental change, all as described below under “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.”

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the price paid (or deemed paid) for our common stock in the make-whole fundamental change is greater than $75.00 per share or less than $7.47 per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds 133.8688 shares of common stock per $1,000 principal amount of notes, subject to adjustments in accordance with the indenture.

Furthermore, the definition of make-whole fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as a spin-off or sale of a subsidiary with volatile earnings, or a change in our subsidiaries’ lines of business, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles such as the reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur and that event may not result in an adjustment to the conversion rate.

We may not have the ability to raise funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change.

If a fundamental change occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $1,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. In addition, upon conversion of the notes, we will be required to make cash payments in respect of the notes being converted. However, we may not have sufficient funds at the time we are required to purchase the notes surrendered therefor or notes being converted and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. If we fail to pay the fundamental change purchase price when due, or fail to pay any amount of cash due upon conversion within five business days of its due date, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness.

If an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and we do not currently plan to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of the trading market in the notes and future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representatives of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters may cease their market-making at any time.

The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we intend to enter into privately-negotiated convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of common stock that will initially underlie the notes sold in this offering. We also intend to enter into separate, privately-negotiated warrant transactions with the hedge counterparties relating to the same number of shares of our common stock.

If the underwriters exercise their option to purchase additional notes, we intend to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties, which will initially cover the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters.

In connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and the warrant transactions, we expect that the hedge counterparties and/or their affiliates:

•	will enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these cash-settled over-the-counter derivative transactions and purchase shares of our common stock in open market transactions following the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or after the pricing of the notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, we expect that the hedge counterparties and/or their affiliates will modify their hedge positions with respect to the convertible note hedge transactions and warrant transactions from time to time after the pricing of the notes, and are likely to do so during any cash settlement averaging period for the notes, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open-market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock.

The effect, if any, of these activities on the market price of our common stock and the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and, consequently, the value of the consideration that you receive upon conversion of the notes and the trading price of the notes. In addition, the hedge counterparties and/or their affiliates may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition.

If one of the conversion contingencies is triggered, holders of notes will be entitled to convert the notes at any time during specified periods. See “Description of the Notes—Conversion Rights.” If one or more holders elect to convert their notes, we would be required to settle a portion of or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity and various aspects of our business (including our credit ratings and the trading price of the notes).

The conditional conversion feature of the notes could result in your receiving less than the value of the cash or the cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible.

Prior to February 1, 2018, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash or combination of cash and shares of common stock, if any, as the case may be, into which your notes would otherwise be convertible. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date. In addition, the inability to freely convert your notes may also adversely affect the trading price of the notes and your ability to resell the notes.

The settlement feature of the notes may have adverse consequences.

The settlement feature of the notes, as described under “Description of the Notes—Conversion Rights—Settlement Upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

That is, upon conversion of the notes, you will receive cash or, at our election, a combination of cash and shares of our common stock, if any, based upon the volume weighted average prices of our common stock for each of the 60 trading days during the applicable cash settlement averaging period. As described under “Description of the Notes—Conversion Rights—Settlement Upon Conversion,” this period means, for notes with a conversion date occurring on or after the 65th scheduled trading day before the maturity date, the 60 consecutive trading-day period beginning on, and including, the 62nd scheduled trading day prior to the maturity date (or, if such scheduled trading day is not a trading day, the immediately following trading day), and in all other instances, the 60 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.”

We are subject to counterparty risk with respect to the convertible note hedge transactions.

The hedge counterparties are financial institutions, and we will be subject to the risk that any or all of them might default under the convertible note hedge transactions. Our exposure to the credit risk of the hedge counterparties will not be secured by any collateral. Recent global economic conditions have resulted in the actual or perceived failure or financial difficulties of many financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and its various affiliates. If a hedge counterparty becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under our transactions with that hedge counterparty. Our exposure will depend on many factors but, generally, the increase in our exposure will be correlated to the increase in the market price and in the volatility of our common stock. In addition, upon a default by a hedge counterparty, we may suffer adverse tax consequences and more dilution than we currently anticipate with respect to our common stock. We can provide no assurances as to the financial stability or viability of the hedge counterparties.

We may issue additional shares of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and thereby materially and adversely affect the price of our common stock, and, in turn, the notes.

Subject to lock-up provisions that apply for the first 90 days after the date of this prospectus supplement, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. As of June 30, 2011, in addition to approximately 164.9 million shares of our common stock outstanding, we had outstanding securities convertible into approximately 61.6 million shares of our common stock, warrants for approximately 27.7 million shares of our common stock (none of which are currently exercisable) and options to purchase approximately 12.2 million shares of our common stock (of which 7.3 million option shares were vested as of that date). In addition, a substantial number of shares of our common stock is reserved for issuance upon the conversion of the notes and upon the exercise of the warrants. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. If we issue additional shares of our common stock or instruments convertible into our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes. Furthermore, the conversion or exercise of some or all of the notes, warrants or other outstanding securities referenced above may dilute the ownership interests of existing stockholders, and any sales in the public market of shares of our common stock issuable upon any such conversion or exercise could adversely affect prevailing market prices of our common stock or the notes. In addition, the anticipated issuance and sale of substantial amounts of common stock or the anticipated conversion or exercise of securities into shares of our common stock could depress the price of our common stock. We have granted registration rights to certain holders of our previously issued convertible securities, which if exercised could result in the sale of additional shares of our common stock into the market.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008 (and effective for fiscal years beginning after December 15, 2008), the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which we refer to as FSP APB 14-1 (and which subsequently was included under FASB Accounting Standards Codification (“ASC”) Section 470-20, Debt with Conversion and other Options). Under FSP APB 14-1, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of equity on our consolidated balance sheets and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the accretion of the discounted carrying value of the notes to their face amount over the term of the notes. This could adversely affect our reported or future financial results, the market price of our common stock and the trading price of the notes. In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent our conversion obligations include shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), until the time at which they become record holders of our common stock, which, if we deliver shares of common stock as part of our conversion obligation, will generally be the close of business on the last trading day of the applicable cash settlement averaging period, but will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of our common stock, you generally will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes affecting our common stock. In addition, because of the conditional conversion, and the settlement features of the notes, which would permit us to satisfy our obligation upon conversion solely in cash, should we elect to do so, you may not be able to convert your notes until February 1, 2018 and you may not receive any shares upon conversion.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you do not receive a corresponding cash distribution. In addition, if we fail to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us, you may be deemed to have received a taxable dividend. Further, if a make-whole fundamental change occurs on or prior to the maturity date of the notes, and we increase the conversion rate for the notes converted in connection with the make-whole fundamental change, you may be deemed to have received a taxable dividend. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, which may be set off against subsequent payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on our common stock). See “Material U.S. Federal Income Tax Consequences”.

You may be subject to tax upon a conversion of the notes for cash or for a combination of cash and shares of our common stock.

Upon a conversion of the notes, we may deliver cash or a combination of cash and shares of our common stock, and you may be subject to U.S. federal income tax upon such a conversion of the notes for cash or for a combination of cash and shares of our common stock. See “Material U.S. Federal Income Tax Consequences”.

Certain provisions in the notes and the indenture as well as our organizational documents could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the notes and the indenture as well as our organizational documents could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such make-whole fundamental change. Additionally, our certificate of incorporation and bylaws contain provisions that could similarly delay, defer or discourage a change in control of us or management. These provisions could also discourage a proxy contest and make it more difficult for stockholders to elect directors and take other corporate actions. Such provisions provide for the following, among other things: (i) the ability of our board of directors to issue shares of preferred stock without stockholder approval, (ii) the requirement that the holders of at least 80% of the outstanding stock must act to change or repeal a bylaw without the approval of our board of directors, (iii) allowing only our board of directors to set the number of directors, (iv) permitting only the holders of 10% of the outstanding shares to call a stockholders’ meeting without the approval of our board of directors and (v) requiring advance notice of stockholder proposals and related information. In addition, holders of our previously issued convertible securities have certain rights that could restrict a change of control or other transaction. In any of these cases, and in other cases, our obligations under the notes and the indenture as well as provisions of our organizational documents and other agreements could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. For additional information about our organizational documents and other agreements and their potential effect on transactions involving a change of control, see “Description of Common Stock” in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $315.4 million (or approximately $359.2 million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use approximately $25.2 million of the net proceeds from this offering to fund the cost of entering into the convertible note hedge transactions (after such cost is partially offset by the proceeds that we receive from entering into the warrant transactions). In addition, we expect to repurchase approximately $109.1 million of our outstanding 2038 Convertible Senior Notes from a limited number of holders of such notes in privately-negotiated transactions, which will be conditioned upon the closing of this offering. We intend to use approximately $130.6 million of the net proceeds from this offering to complete such repurchases and to pay all fees and expenses in connection therewith. We intend to use any remaining net proceeds from this offering for general corporate purposes and may use a portion of the remaining net proceeds to repay amounts outstanding under our $1.2 billion unsecured, committed revolving credit facility, which we refer to as our liquidity facility. If we do not complete this offering, we will not repurchase the 2038 Convertible Senior Notes.

If the underwriters exercise their option to purchase additional notes, we intend to use a portion of the net proceeds to fund the cost of entering into additional convertible note hedge transactions (after such cost is partially offset by the proceeds that we expect to receive from entering into additional warrant transactions). We may use the remainder of such net proceeds to repay a portion of the outstanding indebtedness under our liquidity facility and for general corporate purposes.

The liquidity facility bears interest at a rate of LIBOR plus 1.90% per annum on outstanding borrowings due June 15, 2012 and LIBOR plus 2.35% on outstanding borrowings due June 15, 2014. In addition, with respect to commitments and loans maturing on June 15, 2012, we pay a facility fee of 10 basis points per year, and with respect to commitments and loans maturing on June 15, 2014, we pay a facility fee of 40 basis points per year. As of June 30, 2011, we had approximately $342.0 million of borrowings outstanding under the liquidity facility. All borrowings under the liquidity facility will be repaid on a pro rata basis. We may reborrow amounts available under the liquidity facility, including those we may repay with a portion of the net proceeds of this offering, as discussed above, at any time and from time to time, subject to the applicable termination dates.

As of June 30, 2011, we had outstanding approximately $187.8 million of our 2038 Convertible Senior Notes. The 2038 Convertible Senior Notes have a maturity date of June 20, 2038 and bear interest at a rate of 9% per annum.

The information disclosed under “Use of Proceeds” above and elsewhere in this prospectus supplement is solely for informational purposes and is not an offer to purchase, or the solicitation of an offer to purchase, the 2038 Convertible Senior Notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our combined capitalization as of June 30, 2011 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and sources and uses of funds described in “Use of Proceeds”. You should read the information in this table in conjunction with our consolidated financial statements and related notes included in our Annual Report as well as the consolidated financial statements included in our July Current Report, both of which are incorporated herein by reference.

	As of June 30, 2011
(in thousands)	Actual (unaudited)	As adjusted(1) (unaudited)
Cash and cash equivalents	$709,379	$868,990

Borrowings:
Short-term borrowings(2)	366,088	366,088
Long-term borrowings	417,152	567,079	(3)

Total borrowings	783,240	933,167

Preferred Stock, $1.00 par value per share; 200.0 million shares authorized:
6% Cumulative Convertible Preferred Stock, Series A; 1.5 million shares issued and outstanding	96,167	96,167

9.75% Non-cumulative Convertible Preferred Stock, Series B; 403,550 shares issued and outstanding	34,446	34,446

Equity
Common Stock, $1.00 par value per share; 1,000.0 million shares authorized, 164.9 million shares issued and outstanding	164,893	164,893
Additional paid-in capital(4)	1,595,428	1,629,650
Accumulated other comprehensive loss (net of tax)	6,616	6,616
Accumulated deficit	(396,330)	(415,526)
Non-controlling interest	18,973	18,973

Total equity	1,389,580	1,404,605

Total capitalization	$2,303,433	$2,468,386

(1)	Assumes the repurchase of $109.1 million in aggregate principal amount of our 2038 Convertible Senior Notes in a limited number of privately-negotiated transactions. If no such repurchases are consummated, our cash and cash equivalents would increase by $109.1 million.
(2)	Short-term borrowings include amounts outstanding under our liquidity facility.
(3)	As adjusted long-term borrowings includes the notes offered hereby. For additional accounting information relating to the notes, please see footnote (4) below.

(4)	Amounts shown below reflect the application of ASC 470-20, which requires issuers to separately account for the liability and equity components of convertible debt instruments that may settle in cash (such as the notes and our existing convertible notes). In accordance with ASC 470, we estimate that $325 million aggregate principal amount of the notes will be recognized as follows (in thousands):

Liability component:
Principal	$325,000
Less: debt discount	$(67,885)
Net carrying amount	$257,115
Equity component	$67,885

The equity component associated with the notes is reflected in the capitalization table as an increase to additional paid-in capital, as adjusted. Additional paid-in capital, as adjusted, has also been (i) reduced by $25.2 million, representing the cost of the convertible note hedge transactions in respect of the notes (after such cost is partially offset by the proceeds to us of the warrant transactions), and (ii) increased by a net $6.2 million impact for deferred taxes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “MF.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our common stock, as reported by the New York Stock Exchange.

	High	Low
Fiscal 2010:
First Quarter	$6.68	$4.13
Second Quarter	7.84	4.88
Third Quarter	8.22	5.88
Fourth Quarter	8.93	6.10

Fiscal 2011:
First Quarter	$9.94	$5.69
Second Quarter	7.74	5.38
Third Quarter	8.64	7.10
Fourth Quarter	9.28	7.75

Fiscal 2011:
First Quarter	$8.90	$6.72
Second Quarter (through July 28, 2011)	7.91	6.72

As of July 26, 2011, there were approximately 22 holders of record, which does not reflect the number of beneficial owners of our common stock, such as those holding shares in “street” name. On July 28, 2011, the last reported sale price for our common stock on the New York Stock Exchange was $7.47 per share.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income or loss from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

	Three Months Ended June 30, 2011	Fiscal Year Ended March 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(1)	1.30	—	—	1.02	1.00	1.08

(1)	Due to our pre-tax loss in the fiscal years ended March 31, 2011 and 2010, the ratio coverage was less than 1:1 in each of these periods. We would have needed to generate additional earnings of $76.3 million in the fiscal year ended March 31, 2011 and $195.4 million in the fiscal year ended March 31, 2010 to achieve a coverage of 1:1 in each of these periods.

DIVIDEND POLICY

We have not paid dividends on our common stock since inception and we do not expect in the foreseeable future to pay any dividends. Longer-term, the payment of any future dividends will be determined by our board of directors in light of conditions then existing, including earnings, financial condition and capital requirements, financing agreements, business conditions, stock price and other factors. In addition, under Delaware law, dividends may only be paid out of surplus or current or prior year’s net profits.

DESCRIPTION OF THE NOTES

We will issue the notes under a senior debt indenture, which we refer to as the base indenture, dated as of February 11, 2011, between us and Deutsche Bank Trust Company Americas, as trustee, which we refer to as the trustee, as supplemented by a supplemental indenture with respect to the notes, which we refer to as the supplemental indenture. We refer to the base indenture and the supplemental indenture, collectively, as the indenture. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

You may request a copy of the indenture from us as described under “Where You Can Find Additional Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and (solely as it applies to the notes) the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

This description of the notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. For purposes of this description, references to “MF Global,” “we,” “our” and “us” refer only to MF Global Holdings Ltd. and not to its subsidiaries.

General

The notes:

•	will be our general unsecured, senior obligations;

•	will initially be limited to an aggregate principal amount of $325,000,000 (or $370,000,000 if the underwriters exercise their option to purchase additional notes in full);

•	will bear cash interest from the date of issuance (which is scheduled for August 2, 2011) at an annual rate of 3.375% payable on February 1 and August 1 of each year, beginning on February 1, 2012;

•	will not be redeemable prior to maturity;

•

will be subject to purchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date;

•	will mature on August 1, 2018, unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted at a conversion rate initially equal to 101.0331 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $9.90 per share of common stock). The conversion rate is subject to adjustment if certain events occur. See “—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change.”

We will settle the conversions of notes by paying, at our election, an amount of cash or, in certain circumstances, a combination of an amount of cash and a number of shares of our common stock, if any, as described under “—Conversion Rights—Settlement Upon Conversion.” You will not be entitled to receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by us or our subsidiaries under the indenture or otherwise. The indenture, as it relates to the notes, will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than the restrictions described under “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event we subsequently increase our borrowings substantially or engage in a transaction that substantially increases our debt to equity ratio (each of which would be an example of a highly leveraged transaction) or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without notice to or the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue (and part of the same series) as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes purchased by us will be retired and no longer outstanding under the indenture.

We do not intend to list the notes on a national securities exchange or an interdealer quotation system.

The notes will not have the benefit of a sinking fund.

Except to the extent the context otherwise requires, we use the term notes in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $1.00 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay principal of and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. We will pay principal of any certificated notes at the office or agency designated by us for that purpose. We will pay interest on any certificated note by check mailed to the address of the registered holder of such note; provided, however, that we will pay interest to any holder of more than $2,000,0000 aggregate principal amount of certificated notes by wire transfer in immediately available funds to an account within the United States designated by such holder in a written application delivered by such person to the trustee and the paying agent not later than the record date for the relevant interest payment, which application will remain in effect until such holder notifies the trustee and paying agent, in writing, to the contrary.

We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

A holder of notes in global form may transfer its notes in accordance with the applicable procedures of the depositary and the indenture. A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or repurchase upon a fundamental change.

Interest

The notes will bear cash interest at a rate of 3.375% per year until maturity. Interest on the notes will accrue from the most recent date on which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, the date of issuance (which is scheduled for August 2, 2011). Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2012.

Interest will be paid to the person in whose name a note is registered at the close of business on the January 15th or July 15th, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any fundamental change purchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.” We will not, however, be required to pay any additional amounts on the notes as described under “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Ranking

The notes will be the direct unsecured obligations of MF Global Holdings Ltd. and will not be guaranteed by any of our subsidiaries. The notes will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness, including the 2038 Convertible Senior Notes, the 2016 Convertible Senior Notes, amounts outstanding under our liquidity facility and the guarantee of MF Global Holdings Ltd. under the secured credit facility. The notes will be structurally subordinated to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, including the secured credit facility, and will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the value of our assets that secure such indebtedness. The notes will also be structurally subordinated to any of our existing and future indebtedness that may be guaranteed by our subsidiaries, to the extent of any such guarantees, including the guarantees of our finance subsidiary under the liquidity facility and the secured credit facility.

We currently conduct a substantial majority of our operations through our subsidiaries and our subsidiaries generate a substantial majority of our operating income and cash flow. As a result, our cash flow and our ability to service debt, including our ability to pay the interest on and principal of the notes when due, are dependent to a significant extent on interest payments, cash dividends and distributions and other transfers of cash from our subsidiaries. Any payment of interest, dividends, distributions, loans or advances by our foreign subsidiaries to us could be subject to taxation or other restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdiction in which our foreign subsidiaries operate. In addition, regulatory capital requirements may prevent certain of our subsidiaries from making transfers of cash to us.

In the event of a bankruptcy, liquidation or dissolution of any of our subsidiaries, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes. As of June 30, 2011, our subsidiaries had outstanding indebtedness to third parties of $24.1 million, excluding trade payables of our subsidiaries, which include, for examples, securities sold under repurchase agreements, securities sold, not yet purchased, obligations to return securities borrowed and securities loaned (collectively referred to herein as “trade payables”) and excluding the guarantees of our subsidiaries under the liquidity facility and the secured credit facility.

In addition, holders of the notes will participate ratably with all holders of our unsecured senior indebtedness, including the 2038 Convertible Senior Notes and the 2016 Convertible Senior Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. Other than restrictions described under “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

As of June 30, 2011, after giving effect to the issuance of the notes offered hereby and the use of the proceeds therefrom, our total consolidated indebtedness would have been $1.0 billion (excluding trade payables).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding February 1, 2018, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion Upon Satisfaction of Sale Price Condition,” “—Conversion Upon Satisfaction of Trading Price Condition,” and “—Conversion Upon Specified Corporate Events.” On or after February 1, 2018, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date irrespective of the foregoing conditions.

The conversion rate will initially equal 101.0331 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $9.90 per share of common stock). Upon conversion of a note, we will satisfy our conversion by paying, at our election, an amount of cash or a combination of an amount of cash and a number of shares of our common stock, if any, based on a daily conversion value (as defined below under “—Settlement Upon Conversion”) calculated on a proportionate basis for each trading day in a 60 trading day cash settlement averaging period (as defined below under “—Settlement Upon Conversion”). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert less than the entire principal amount of its notes so long as the principal amount that remains outstanding of each note that is not converted in full equals $1,000 or an integral multiple of $1,000 in excess thereof.

If a holder of notes has submitted notes for purchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its purchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any (or dividends, if we declare any), except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described under “—Settlement Upon Conversion.” Our payment to you of the amount of cash or the combination of cash and shares of our common stock, if any, together with any cash payment for any fractional share, as the case may be, into which your note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, on the note, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of a note into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into an amount of cash and a number of shares of our common stock, if any, under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding February 1, 2018, holders may surrender their notes for conversion during any fiscal quarter commencing after September 30, 2011 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any trading day means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant trading day, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and last ask prices for our common stock on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters. Any such determination will be conclusive absent manifest error.

“Trading day” means a scheduled trading day on which (i) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded and (ii) there is no market disruption event. If our common stock is not so listed or traded, “trading day” means a “business day.”

“Market disruption event” means, if our common stock is listed for trading on the New York Stock Exchange or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock.

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding February 1, 2018, a holder of notes may surrender all or a portion of its notes for conversion during the five business day period after any five consecutive trading day period, which we refer to as the measurement period, in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include one or more of the underwriters; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error. If we do not so instruct the bid solicitation agent to obtain bids when required, or the bid solicitation agent fails to solicit bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we or it fails to do so. The trustee will be the initial bid solicitation agent.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders and the trustee. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders and the trustee.

Conversion Upon Specified Corporate Events

Certain Distributions

If we elect to:

•

issue to all or substantially all holders of our common stock rights, options or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution;

we must notify the holders of the notes at least 75 scheduled trading days prior to the ex-dividend date (as defined herein) for such issuance or distribution. Holders may surrender their notes for conversion at any time during the period beginning on the 65th scheduled trading day immediately prior to the ex-dividend date for such issuance or distribution and ending on the earlier of (i) 5:00 p.m., New York City time, on the business day immediately preceding such ex-dividend date or (ii) our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. A holder may not convert any of its notes based on this conversion contingency if we provide that holders of the notes shall participate, at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in the relevant transaction described above without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If (i) a transaction or event that constitutes a “make-whole fundamental change” (as defined under “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”) occurs or (ii) we are a party to (a) a consolidation, merger, binding share exchange, pursuant to which our common stock would be converted into cash, securities or other assets or (b) a sale, conveyance, transfer or lease of all or substantially all of our assets, the notes may be surrendered for conversion at any time from or after the date which is 65 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until the close of business, (i) if such transaction or event is a fundamental change, on the business day immediately preceding the related fundamental change purchase date and (ii) otherwise, on the 35th business day immediately following the effective date of such transaction or event. We will notify holders and the trustee of such a transaction:

•	as promptly as practicable following the date we publicly announce such transaction but in no event less than 75 scheduled trading days prior to the anticipated effective date of such transaction; or

•

if we do not have knowledge of such transaction at least 75 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or After February 1, 2018

On or after February 1, 2018, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We refer to the date you comply with the relevant procedures for conversion described above and any other procedures for conversion set forth in the indenture as the “conversion date.”

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture, except to the extent that a portion of the holder’s note is not subject to such fundamental change purchase notice.

Settlement Upon Conversion

Except as provided under “—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change,” we will, in respect of each $1,000 principal amount of notes being converted, pay a “settlement amount” equal to the sum of the daily settlement amounts for each of the 60 consecutive trading days during the cash settlement averaging period applicable to such note. For any of the 60 consecutive trading days during the cash settlement averaging period applicable to a note, the daily settlement amount will include an amount of cash equal to the daily principal portion. If the daily conversion value exceeds the daily principal portion for such trading day, the daily settlement amount will also include, at our election, cash, shares of our common stock or a combination of cash and shares of our common stock having a value, as described below, equal to the excess of the daily conversion value over the daily principal portion for such trading day.

The “daily settlement amount,” for any of the 60 consecutive trading days during a cash settlement averaging period, shall consist of:

•

cash equal to the lesser of (i) the maximum amount of cash per trading day that we will pay for each $1,000 principal amount of notes converted on the applicable conversion date, which maximum amount equals (A) $16.67 for the first 40 consecutive trading days of such cash settlement averaging period and (B) $16.66 for the remaining 20 trading days of such cash settlement averaging period (either maximum, the “daily cash amount”), and (ii) the daily conversion value for such trading day (such lesser amount, the “daily principal portion”); and

•

if the daily conversion value exceeds the daily cash amount, for such trading day, either (i) a number of shares of common stock (the “maximum daily deliverable shares”) equal to (A) the excess of the daily conversion value for such trading day over the daily cash amount, divided by (B) the daily VWAP for such trading day, (ii) if we elect a cash percentage of 100% as described below, cash equal to the excess of such daily conversion value over the daily cash amount or (iii) if we elect a cash percentage of more than 0% but less than 100%, a combination of (A) an amount of cash equal to the product of (x) such cash percentage and (y) the excess of such daily conversion value over the daily cash amount and (B) a number of shares of our common stock equal to the product of (x) 100% minus such cash percentage and (y) the maximum daily deliverable shares for such trading day.

If we elect to pay cash in lieu of delivering all or a portion of the maximum daily deliverable shares, we will notify you through the trustee of the percentage of each share issuable upon conversion that we will pay in cash in lieu of shares of our common stock (the “cash percentage”) at any time on or before the close of business on the trading day following our receipt of your notice of conversion. If we choose to settle all or any portion of the maximum daily deliverable shares in cash in connection with conversions of the notes within 65 scheduled trading days prior to the maturity date, we will notify you of the applicable cash percentage through the trustee and will issue a press release on or prior to the 65th scheduled trading day prior to the maturity date. If we do not make an election as required, we will be deemed to have elected the cash percentage of 0%.

“Daily conversion value” means, for any of the 60 consecutive trading days during a cash settlement averaging period, one-sixtieth (1/60th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP on such trading day.

“Daily VWAP” means, for any trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MF.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Cash settlement averaging period” with respect to any note means the 60 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date; provided that, for any note having a conversion date occurring during the period beginning on, and including, the 65th scheduled trading day immediately preceding the maturity date, and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately prior to the maturity date, the “cash settlement averaging period” means the 60 consecutive trading days beginning on, and including, the 62nd scheduled trading day prior to the maturity date or, if such day is not a trading day, the immediately following trading day.

For the purposes of determining amounts due upon conversion only, “trading day” means a scheduled trading day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the principal United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Except to the extent otherwise provided under “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change,” we will deliver the amount of cash and the number of shares of our common stock, if any, due upon conversion of a note no later than the third business day immediately following the last trading day of the applicable cash settlement averaging period (and delivery on such third business day shall be deemed timely and shall not result in any default under the notes even if such business day occurs after the maturity date of the notes).

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the last trading day of the relevant cash settlement averaging period. We will calculate the whole number of shares and the amount of any fractional share due upon conversion of a note based on the entire principal amount of such note that is converted.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion at the close of business on the conversion date; provided, however, that, except to the extent provided below under “—Conversion Rate Adjustments,” the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the last trading day of the applicable cash settlement averaging period.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on all or substantially all shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 X	OS1
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors, or a committee thereof, determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the date of such issuance, to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 X	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered upon the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For purposes of this clause (2) and for purposes of the provisions set forth above under “—Conversion Upon Specified Corporate Events,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at a price per share less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 X	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors, or a committee thereof) of the shares of capital stock, evidences of indebtedness, other assets, or property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to our subsidiary or other business unit, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a United States national securities exchange or a reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 X	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first ten (10) consecutive trading-day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

If a holder converts a note and the first trading day of the cash settlement averaging period occurs after the first trading day of the valuation period for a spin-off, but on or before the last trading day of the valuation period for such spin-off, the reference in the above definition of “FMV0” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed since, and including, the effective date of such spin-off but before the first trading day of the cash settlement averaging period. If a holder converts a note and one or more trading days of the cash settlement averaging period for such note occurs on or after the ex-dividend date for a spin-off, but on or prior to the first trading day of the valuation period for such spin-off, such cash settlement averaging period will be suspended on the first such trading day and will resume immediately after the first trading day of the valuation period for such spin-off, with the reference in the above definition of “FMV0” to ten (10) trading days deemed replaced with a reference to one (1) trading day.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock the conversion rate will be adjusted based on the following formula:

CR1 = CR0 X	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share that we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution. Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR1 = CR0 X	AC + (SP1 X OS1)
OS0 X SP 1

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the expiration date;

CR1 = the conversion rate in effect immediately after the close of business on the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors, or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time of the tender or exchange offer on the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time of the tender or exchange offer on the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the ten (10) consecutive trading-day period commencing on the trading day next succeeding the expiration date (the “averaging period”).

If a holder converts a note and the first trading day of the cash settlement averaging period for such note occurs after the first trading day of the averaging period for a tender or exchange offer, but on or before the last trading day of the averaging period for such tender or exchange offer, the reference in the above definition of “SP1” to “ten (10)” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the first trading day of the averaging period for such tender or exchange offer to, but excluding, the first trading day of such cash settlement averaging period. If a holder converts a note and one or more trading days of the cash settlement averaging period for such note occurs on or after the expiration date for a tender or exchange offer, but on or prior to the first trading day in the averaging period for such tender or exchange offer, such cash settlement averaging period will be suspended on the first such trading day and will resume immediately after the first trading day of the averaging period for such tender or exchange offer and the reference in the above definition of “SP1” to “ten (10)” shall be deemed replaced with a reference to “one (1).”

Notwithstanding anything to the contrary herein, if a holder converts a note and the daily settlement amount for any trading day during the cash settlement averaging period applicable to such note:

•	is calculated based on a conversion rate adjusted on account of any event described in clauses (1) through (5) above; and

•	includes any shares of our common stock that, but for this provision, would entitle their holder to participate in such event;

then, although we will otherwise treat such holder as the holder of record of such shares of our common stock on the last trading day of such cash settlement averaging period, we will not permit such holder to participate in such event on account of such shares of our common stock.

In addition, if a holder converts a note and:

•	the record date, effective date or expiration date for any event that requires an adjustment to the conversion rate under any of clauses (1) through (5) above occurs:

•	on or after the first trading day of such cash settlement averaging period; and

•	on or prior to the last trading day of such cash settlement averaging period; and

•	the daily settlement amount for any trading day in such cash settlement averaging period that occurs on or prior to such record date, effective date or expiration date:

•	includes shares of the common stock that do not entitle their holder to participate in such event; and

•	is calculated based on a conversion rate that is not adjusted on account of such event;

then, on account of such conversion, we will, on such record date, effective date or expiration date, treat such holder, as a result of having converted such notes, as though it were the record holder of a number of shares of common stock equal to the total number of shares of common stock that:

•	are deliverable as part of the daily settlement amount:

•	for a trading day in such cash settlement averaging period that occurs on or prior to such record date, effective date or expiration date; and

•	is calculated based on a conversion rate that is not adjusted for such event; and

•	if not for this provision, would not entitle such holder to participate in such event.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, except to the extent of any readjustment to the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split, share combination or readjustment).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

To the extent permitted by applicable law, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors, or a committee thereof, determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the United States income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Consequences.”

We do not currently have a rights plan in effect. If you convert a note, to the extent that we have a rights plan in effect on any trading day in the cash settlement averaging period applicable to your note, you will receive, in addition to any shares of common stock received in connection with such conversion on such trading day, the rights under the rights plan, unless prior to such trading day, as the case may be, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a stock repurchase program approved by our board of directors, or a committee thereof, or otherwise;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest, if any; or

•	for an event otherwise requiring an adjustment, as described herein, if such event is not consummated.

In addition, we will not undertake any transaction that would result in our being required, pursuant to the indenture, to adjust the conversion rate such that the conversion price per share of our common stock will be less than the par value of our common stock.

Notwithstanding anything to the contrary herein, except on and after the first trading day of any cash settlement averaging period with respect to a note and on or prior to the last trading day of such cash settlement averaging period, we will not be required to adjust the conversion rate unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided, further, that any such adjustment of less than one percent that has not been made shall be made upon the occurrence of (i) the effective date for any make-whole fundamental change and (ii) the first trading day of any cash settlement averaging period. In addition, we shall not account for such deferrals when determining whether any of the conditions to conversion have been satisfied or what number of shares of our common stock a holder would have held on a given day had it converted its notes.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•

any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination for which an adjustment is made pursuant to (1) above under “—Conversion Rights—Conversion Rate Adjustments”);

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or

•	any statutory share exchange;

and, in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes based on a number of shares of common stock equal to the conversion rate will be changed into a right to convert such principal amount of notes based on the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof), which stock, other securities or other property or assets we refer to as the reference property, that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to elect to pay cash in lieu of some or all of the maximum daily deliverable shares upon conversion of the notes, as described above under “—Conversion Rights—Settlement Upon Conversion,” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Conversion Rights—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Conversion Rights—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of the amount and kind of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and type of reference property that a holder of one or more shares would have been entitled to receive in such transaction (and into which the notes will be convertible) will be deemed to be based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs or any function thereof over a span of multiple days (including during a cash settlement averaging period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the effective date, ex-dividend date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs or functions thereof are to be calculated.

Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change

If an event occurs that (i) is a fundamental change (as defined below and determined after giving effect to any exceptions or exclusions to such definition) or (ii) would be a fundamental change, but for the exclusion in section (i) of clause (2) of the definition thereof (any such event, a “make-whole fundamental change”), and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock, which we refer to as the additional shares, as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the fundamental change up to, and including, the close of business on the business day immediately prior to the related fundamental change purchase date, or, if such make-whole fundamental change is not also a fundamental change, the 35th business day immediately following the effective date for such make-whole fundamental change.

Notwithstanding anything to the contrary herein, if the consideration paid for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. Otherwise, we will settle any conversion of notes following the effective date of a make-whole fundamental change as described above under “—Conversion Rights—Settlement Upon Conversion.” We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, which we refer to as the effective date, and the price, which we refer to as the stock price, paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise required to be adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate is required to be adjusted as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which we will increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change having the stock price and effective date set forth below:

Stock Price
Effective Date	$7.47	$8.25	$9.00	$9.90	$11.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$40.00	$50.00	$75.00
August 2, 2011	32.8357	31.3556	26.3582	21.7397	17.6350	13.7636	9.7737	7.1122	5.3071	3.2358	2.1496	0.9405	0.3671	0.0
August 1, 2012	32.8357	29.1398	24.2177	19.6983	15.7356	12.0904	8.5304	6.1842	4.5927	2.7592	1.7904	0.6777	0.3545	0.0
August 1, 2013	32.8357	27.2655	22.3852	17.9382	14.0981	10.6542	7.4843	5.4622	4.1103	2.5370	1.6947	0.6312	0.3418	0.0
August 1, 2014	32.8357	25.6109	20.6552	16.2037	12.4082	9.1099	6.3910	4.6909	3.5729	2.2876	1.5837	0.5847	0.3292	0.0
August 1, 2015	32.8357	24.3578	19.1749	14.6231	10.8115	7.6343	5.2296	3.9031	3.0349	2.0395	1.4870	0.5382	0.3165	0.0
August 1, 2016	32.8357	23.3119	17.7300	12.9021	9.0021	5.9201	3.9639	3.0193	2.4120	1.7299	1.3406	0.4917	0.3039	0.0
August 1, 2017	32.8357	21.6351	15.3041	10.0306	6.0377	3.2782	2.0671	1.5657	1.2518	0.9074	0.7019	0.4452	0.2913	0.0
August 1, 2018	32.8357	20.1791	10.0780	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $75.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; or

•

if the stock price is less than $7.47 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased on account of a make-whole fundamental change to exceed 133.8688 shares of common stock per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate is required to be adjusted as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles including principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion thereof such that the principal amount that remains outstanding of each note that is not purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof. The price we are required to pay, which we refer to as the fundamental change purchase price, will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, if any, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	any “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, which we refer to as the Exchange Act), other than us or our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	the consummation of (x) any consolidation, merger, amalgamation, scheme of arrangement or other binding share exchange or reclassification or similar transaction between us and another person (other than our subsidiaries), in each case pursuant to which the common stock shall be converted into cash, securities or other property, other than a transaction (i) that results in the holders of all classes of our common equity immediately prior to such transaction owning, directly or indirectly, as a result of such transaction, more than 50% of the surviving corporation or transferee or the parent thereof immediately after such event or (ii) effected solely to change our jurisdiction of incorporation or to form a holding company for us and that results in a share exchange or reclassification or similar exchange of the outstanding common stock solely into common shares of the surviving entity or (y) any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets and our subsidiaries, on a consolidated basis, to another person (other than any of our subsidiaries);

(3)	our shareholders approve any plan or proposal for the liquidation or dissolution of us (other than in a transaction described in clause (2) above); or

(4)	our common stock ceases to be listed on a United States national or regional securities exchange;

provided, however, that in the case of a transaction or event described in clause (1) or (2) above, if at least 90% of the consideration received or to be received by holders of the common stock (excluding cash payments for fractional shares) in the transaction or transactions that would otherwise constitute a “fundamental change” consists of shares of common stock or common equity interests that are traded on a U.S. national or regional securities exchange or that will be so traded when issued or exchanged in connection with the transaction that would otherwise constitute a fundamental change under clause (1) or (2) of the definition thereof, which we refer to as publicly traded securities, and as a result of such transaction or transactions, the notes become convertible based on such publicly traded securities, excluding cash payments for fractional shares (subject to settlement in accordance with the provisions of “—Conversion Rights—Settlement Upon Conversion,” “—Conversion Rights—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change”), such event shall not be a “fundamental change” and, for the avoidance of doubt, an event that is not considered a fundamental change pursuant to this proviso shall not be a fundamental change solely because such event could also be described by clause (1) or (2) above.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	if applicable, the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent if the notes are certificated. If the notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global notes. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•

the portion of the principal amount of notes to be purchased, which must be such that the principal amount that remains outstanding of each note that is not to be purchased in full equals $1,000 or an integral multiple of $1,000 in excess thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•

the principal amount, if any, of each note that remains subject to the purchase notice, which must be such that the principal amount not to be purchased equals $1,000 or an integral multiple of $1,000 in excess thereof.

We will be required to purchase the notes on the fundamental change purchase date, subject to extensions to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of (i) the fundamental change purchase date or (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	comply with any other U.S. federal or state securities laws applicable to us in connection with such repurchase offer.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price. No notes may be purchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and to this Offering—We may not have the ability to raise funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

Notwithstanding anything to the contrary set forth under “Description of Debt Securities—Special Situations—Mergers and Similar Transactions” in the accompanying prospectus, the indenture provides that we shall not amalgamate or consolidate with, merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture with respect to the notes. Upon any such amalgamation, consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease. This requirement will not apply to any conveyance, transfer or lease of our properties and assets substantially as an entirety to one or more of our subsidiaries, and in any such event the notes will remain convertible based on the common stock of MF Global Holdings Ltd. subject to the provisions described under the heading “—Recapitalizations, Reclassifications and Changes of Our Common Stock.”

Under the indenture, the conveyance, transfer or lease of the properties and assets of one or more of our subsidiaries substantially as an entirety to another person, which properties and assets, if held by us instead of such subsidiary or subsidiaries, would constitute the properties and assets of the company substantially as an entirety on a consolidated basis, shall be deemed to be the transfer of our properties and assets substantially as an entirety to another person.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

The following description replaces the descriptions set forth under “Description of Debt Securities—Events of Default,” “Description of Debt Securities—Default and Related Matters—Remedies if an Event of Default Occurs,” “Description of Debt Securities—Default and Related Matters—Waiver of Default” and “Description of Debt Securities—Default and Related Matters—We Will Give the Trustee Information About Defaults Annually” in the accompanying prospectus in their entirety.

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable, and the default continues for a period of thirty (30) days;

(2)	default in the payment of principal of any note (including the fundamental change purchase price) when due and payable on the maturity date, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by us to comply with our obligation to convert the notes into the amount of cash or the combination of cash and shares of common stock, if any, in accordance with the indenture upon exercise of a holder’s conversion right and that failure continues for five (5) business days;

(4)	failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets” above;

(5)	failure by us to issue a notice in accordance with the provisions of “—Fundamental Change Permits Holders to Require Us to Purchase Notes” or “—Conversion Rights—Conversion Upon Specified Corporate Events” above for a period of 10 days after such notice becomes due in accordance with the terms of the indenture;

(6)	failure by us for sixty (60) days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding (a copy of which notice, if given by holders, must also be given to the trustee) has been received by us to comply with any of our agreements contained in the notes or the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically provided for or which does not apply to the notes), which notice shall state that it is a “Notice of Default” under the indenture;

(7)	failure by us to pay beyond any applicable grace period, or the acceleration of, indebtedness of us or any of our subsidiaries in an aggregate amount greater than $50,000,000 (or its foreign currency equivalent at the time); or

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any significant subsidiary (as defined in Article 1, Rule 1-02 of Regulation S-X) of us.

If an event of default other than an event of default arising under clause (8) above with respect to us occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of then outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of, and accrued and unpaid interest, if any, on, all then outstanding notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In addition, upon an event of default arising under clause (8) above with respect to us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding anything to the contrary here, the indenture will provide that the provisions of the indenture described in the paragraph above, however, will be subject to the condition that if, at any time after the principal of, and accrued and unpaid interest, if any, on the notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained as provided in the indenture, we pay or deliver, as the case may be, or deposit with the trustee an amount of cash and a number of shares of common stock, if any (solely to settle outstanding conversions), sufficient to pay all matured installments of interest upon all the notes, all cash and shares of common stock, if any, due upon the conversion of any and all converted notes, and the principal of, and accrued and unpaid interest, if any, on all notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing under the indenture to the trustee and its agents and counsel, and if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and any and all events of default under the indenture, other than the non-payment of the principal of the notes that became due because of the acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then the holders of a majority of the aggregate principal amount of notes then outstanding, by written notice to us and to the trustee, may waive all defaults and events of default with respect to the notes (other than a default or an event of default resulting from the failure to pay the fundamental change purchase price of a note, to pay the amount of cash or the combination of cash and shares of our common stock, if any, as the case may be, due upon conversion of a note, or with respect to another covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and may rescind and annul the declaration of acceleration resulting from such defaults or events of default (other than those resulting from the failure to pay the fundamental change purchase price of a note, to pay the amount of cash or to the combination of cash and shares of our common stock, if any, as the case may be, due upon conversion of a note, or with respect to another covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder) and their consequences; provided, that no such rescission or annulment will extend to or will affect any subsequent default or shall impair any right consequent on such default.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default under clause (6) above relating to our failure to comply with our obligations as set forth under “—Reports” below, including with respect to our obligations under Section 314(a) of the Trust Indenture Act, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 365-day period beginning on, and including, the day on which such an event of default occurs during which such event of default is continuing (and neither waived nor cured.) Additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 365th day after the date on which such event of default occurred (if such event of default has not been cured or waived prior to such 365th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not pay additional interest following an event of default in accordance with this paragraph, the notes will be subject to acceleration upon an event of default with regard thereto as provided above. In no event shall additional interest accrue at a rate per year in excess of 0.25% pursuant to the indenture, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to this paragraph. With regard to any violation specified in this paragraph, no additional interest shall accrue, and no right to declare the principal or other amounts due and payable in respect of the notes shall exist, after such violation has been cured.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense. In addition, except to enforce the right to receive payment of the principal of, or interest on, or fundamental change purchase price with respect to, its notes when due, or the right to receive payment of the amount of cash or the combination of cash and shares of our common stock, if any, as the case may be, due upon conversion of its notes, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

However, each holder shall have the right, which is absolute and unconditional, to receive the principal of, interest on, fundamental change purchase price with respect to, and the amount of cash or the combination of cash and shares of common stock, if any, as the case may be, due upon conversion of its notes and to institute suit for the enforcement of any such payment or delivery, as the case may be, and such rights shall not be impaired without the consent of such holder. In addition, subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a default occurs and is continuing and is known to the trustee, the trustee must transmit notice of the default to each holder within 90 days after it occurs. Except in the case of a default in the payment of principal (including the fundamental change purchase price) of or interest on any note or a default in the payment or delivery, as the case may be, of the amount of cash or the combination of cash and shares of common stock, if any, as the case may be, due upon conversion, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate, stating whether or not to the knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture (without regard to any period of grace or requirement of notice provided under the indenture) and, if we are in default, specifying all such defaults and the nature and the status thereof of which they may have knowledge. We also are required to deliver to the trustee, as soon as possible, and in any event within 30 days after we become aware of the occurrence of any default or event of default, an officers’ certificate setting forth such defaults or events of default, as applicable, their status and what action we are taking or propose to take in respect thereof.

Modification and Amendment

The following description replaces the description set forth under “Description of Debt Securities—Special Situations—Modification and Waiver of Your Contractual Rights” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority of the principal amount of then outstanding notes (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the principal amount of then outstanding notes (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of a then outstanding note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of notes outstanding necessary to waive any past default or event of default;

(2)	reduce the rate of interest on any note or change the time for payment of interest on any note;

(3)	reduce the principal of any note or change the maturity date of any note;

(4)	change the place or currency of payment on any note;

(5)	make any change that impairs or adversely affects the conversion rights of any notes;

(6)	reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the rights of the holders of the notes our obligation to pay the fundamental change purchase price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(7)	impair the right of any holder to receive payment of principal of and interest, if any, on, its notes, or the right to receive payment of the amount of cash or the combination of cash and shares of our common stock, if any, as the case may be, due upon conversion of its notes on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery, as the case may be, with respect to such holder’s notes;

(8)	modify the ranking provisions of the indenture in a manner that is adverse to the rights of the holders of the notes; or

(9)	make any change in the provisions described in this “Modification and Amendment” section that requires each holder’s consent or in the waiver provisions if such change is adverse to the rights of the holders of the notes.

Without the consent of any holder of the notes, we and the trustee may amend the indenture or the notes:

(1)	to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes, including to eliminate any conflict with the terms of the TIA, that does not adversely affect the rights of the holders of the notes;

(2)	to conform the terms of the indenture or the notes to the description thereof in the preliminary prospectus supplement, as supplemented by the issuer free writing prospectus related to the offering of the notes;

(3)	to evidence the succession by a successor corporation and to provide for the assumption by a successor corporation of our obligations under the indenture;

(4)	to add guarantees with respect to the notes;

(5)	to secure the notes;

(6)	to add to our covenants such further covenants, restrictions or conditions for the benefit of the holders or to surrender any right or power conferred upon us;

(7)	to make any other change that does not adversely affect the rights of any holder of the notes (other than any holder that consents to such change);

(8)	to provide for a successor trustee;

(9)	to comply with the applicable procedures of the depositary; or

(10)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the maturity date, any fundamental change purchase date, upon conversion or otherwise, cash or cash and shares of common stock, if any (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Defeasance

The provisions set forth under “Description of Debt Securities—Discharge and Defeasance of Our Obligations” in the accompanying prospectus will not apply with respect to the notes.

Reports

The indenture requires us to file with the trustee, within 15 days after we are required to file the same with the SEC, pursuant to Section 314 of the Trust Indenture Act, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and to otherwise comply with Section 314(a) of the Trust Indenture Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purposes of this covenant at the time of such filing through the EDGAR system (or such successor thereto).

Delivery of any such reports, information and documents to the trustee shall be for informational purposes only, and the trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder.

Trustee

Deutsche Bank Trust Company Americas will be the trustee, security registrar, paying agent, conversion agent and bid solicitation agent. Deutsche Bank Trust Company Americas, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking and other relationships in the ordinary course of business with the trustee and its affiliates, including those described below.

Deutsche Bank Securities Inc., an affiliate of the trustee, is an underwriter for this offering. As a result, if a default occurs with respect to the notes within one year after this offering (or any other offering of our securities in which an affiliate of the trustee participates as an underwriter), the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act and be required to resign as trustee for the notes. In addition, because the trustee also serves as trustee for previously issued series of our convertible securities, it may be considered to have a conflicting interest and decide to resign as trustee for the notes if a default occurs with respect to the notes or the other series of our convertible securities. If the trustee resigns in either of these events, we will be required to appoint a successor. If we are unable to do so, however, the resignation will not be effective, notwithstanding a conflicting interest.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York, including without limitation, sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC, which will serve as the initial securities depositary, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described below. We may not issue the notes in bearer form.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notwithstanding anything to the contrary under “Description of Debt Securities—What Is a Global Security?—Special Situations When a Global Security Will Be Terminated” in the accompanying prospectus, notes in physical, fully-registered certificated form will be issued and delivered to each person that the depositary identifies as a beneficial owner of the related notes only if:

•

the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global note and we do not appoint another institution to act as depositary within 90 days;

•

we notify the trustee that we wish to terminate that global note (or reduce the principal amount of that global note) and the beneficial owners of the majority of the principal amount of that global note (or of the majority of the principal amount of that global note to be reduced) consent to such termination; or

•

an event of default has occurred with regard to the notes represented by the relevant global note, such event of default has not been cured or waived and a beneficial owner of the global note requests that its notes be issued in physical, certificated form.

DESCRIPTION OF THE CONCURRENT CONVERTIBLE NOTE HEDGE TRANSACTIONS AND THE WARRANT TRANSACTIONS

In connection with the pricing of the notes, we intend to enter into privately-negotiated convertible note hedge transactions with the hedge counterparties. The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of common stock that will initially underlie the notes sold in this offering. We also intend to enter into separate, privately-negotiated warrant transactions with the hedge counterparties relating to the same number of shares of our common stock with a strike price initially equal to $13.0725, or 75% above the closing price of our common stock on the New York Stock Exchange on July 28, 2011, subject to customary anti-dilution adjustments. The warrants will be settled on a net-share basis or we may, subject to certain conditions, settle the warrants in cash.

If the underwriters exercise their option to purchase additional notes, we intend to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties, which will initially cover the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters.

The convertible note hedge transactions are expected to reduce the potential dilution with respect to our common stock upon conversion of the notes and/or reduce our exposure to potential cash payments that may be required to be made by us upon conversion of the notes. The warrant transactions, however, could have a dilutive effect with respect to our common stock to the extent that the price per share of our common stock, as measured under the warrants we issue pursuant to the warrant transactions, exceeds the strike price of those warrants.

We will not be required to make any cash payments to the hedge counterparties or their affiliates upon the exercise of the options that are a part of the convertible note hedge transactions. In connection with the conversion of any notes, we will be entitled to receive from the hedge counterparties an aggregate amount of cash and/or number of shares of our common stock for all notes converted on a conversion date generally corresponding to the amount by which the conversion settlement amount exceeds the $1,000 principal amount for each note that we are obligated to deliver to holders of the notes under the indenture. Additionally, if the market price per share of our common stock, as measured under the terms of the warrant transaction, exceeds the strike price of the warrants on any expiration date of the warrants, we will owe the hedge counterparties a number of shares of our common stock based on the excess of such market price per share of our common stock over the strike price of the warrants or, at our election upon fulfillment of certain conditions, cash in an amount equal to such excess.

In connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and the warrant transactions, we expect that the hedge counterparties and/or their affiliates:

•	will enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•	may unwind these over-the-counter derivative transactions with respect to our common stock and purchase shares of our common stock in open market transactions after the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or after the pricing of the notes. The effect, including its direction or magnitude, of these activities, if any, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, we expect that the hedge counterparties and/or their affiliates will modify their hedge positions with respect to the convertible note hedge transactions and warrant transactions from time to time after the pricing of the notes, and are likely to do so during any cash settlement averaging period for the notes, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock.

The effect, if any, of these activities on the market price of our common stock or the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and, consequently, the value of the consideration that you receive upon conversion of the notes and the trading price of the notes. In addition, the hedge counterparties and/or their affiliates may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

See “Risk Factors—Risks Related to the Notes and to this Offering—The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock” and “Underwriting.”

The convertible note hedge transactions and the warrant transactions are separate transactions, in each case, entered into by us with the hedge counterparties, and are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the convertible note hedge transactions or the warrant transactions.

DESCRIPTION OF COMMON STOCK

We are authorized by our certificate of incorporation to issue up to 1,000,000,000 shares of common stock, par value $1.00 per share. As of July 26, 2011, we had 165,015,740 shares of common stock outstanding (which does not include (i) 27.5 million additional shares of common stock reserved as of June 30, 2011 for issuance under our equity incentive plan and our employee stock purchase plan (which includes shares available for new grants and shares subject to outstanding grants (other than grants of restricted stock)), (ii) up to 2,500,000 shares of common stock, 1,750,000 shares of common stock and 1,000,000 shares of common stock, each reserved for issuance under the Employment Inducement Share Option Award Agreements for Jon S. Corzine (granted April 7, 2010), Brad Abelow (granted September 13, 2010) and Richard Moore (granted on May 20, 2011), respectively, (iii) 61.6 million shares of common stock into which our 2038 Convertible Senior Notes and two series of convertible preferred stock could convert, as of June 30, 2011, (iv) 55,471,170 shares of common stock initially reserved for issuance upon exercise of our 2016 Convertible Senior Notes and the warrants that were issued in connection therewith, (v) 32,835,758 shares of common stock reserved for issuance upon conversion of the notes offered hereby based on the initial conversion rate and assuming no exercise of the underwriters’ option to purchase additional notes and (vi) 32,835,758 shares of common stock initially reserved for issuance upon exercise of the warrants that will be issued as part of the warrant transactions (assuming no exercise of the underwriters’ option to purchase additional notes). Each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of our stockholders. Holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds. Neither our certificate of incorporation nor our bylaws contains any restrictions on the transfer of our common stock (other than any shares subject to calls as described below). In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants. Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities. There are no redemption provisions or sinking fund provisions applicable to our common stock. Shares of common stock may be subject to calls but only to the extent that they are not fully paid for upon their issuance. That is, if shares of our common stock are issued for consideration that is less than the purchase price, our board of directors may, from time to time, make calls upon the holders of such shares to pay us any unpaid amounts on such shares. We have not issued any shares of common stock subject to calls and, none of the common stock of MF Global outstanding upon completion of this offering will be subject to calls. In addition, we previously had a stockholder rights plan that was terminated on July 24, 2010. No shares of common stock issuable on conversion of the notes will carry any associated rights under that plan. For a further description of our common stock, please read the information discussed under the heading “Description of Common Stock” in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common shares into which the notes are convertible. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The discussion is limited to (i) beneficial owners of the notes who purchase the notes for cash in the original issuance at the offering price (and does not discuss the tax considerations applicable to subsequent purchasers of notes) and (ii) beneficial owners of our common shares who acquire the common shares upon a conversion of the notes pursuant to the terms of the indenture. Moreover, the discussion does not address any tax consequences other than U.S. federal income tax consequences. This summary deals only with beneficial owners of the notes and common shares that hold the notes and common shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought by us regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This section does not apply to you if you are a member of a special class of beneficial owners of the notes or common shares subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization;

•	a bank;

•	an insurance company;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate;

•	a partnership or other pass-through entity, or a beneficial owner of a partnership or other pass-through entity;

•	a person that holds the notes or our common shares as part of a straddle or a hedging or conversion transaction (as defined in Section 1258 of the Code); or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner (as determined for U.S. federal income tax purposes) of the notes or our common shares and you are:

•	a citizen or individual resident of the United States as determined for U.S. federal income tax purposes;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder is a beneficial owner (as determined for U.S. federal income tax purposes) of a note or our common shares received upon conversion of the notes, if any, that is not a U.S. holder and not a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a partner in a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a note or common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners and partnerships are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

You should consult your own tax advisors regarding the U.S. federal, state and local and other tax consequences of owning and disposing of the notes and our common shares in your particular circumstances.

Taxation of U.S. Holders of the Notes

Interest. If you are a U.S. holder of the notes, you will be taxed on interest paid under the notes as ordinary income at the time the interest is received or when it accrues, depending on your method of accounting for tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes (Other than a Conversion for Combination of Cash and Common Shares). Upon the sale, exchange, redemption or other taxable disposition of a note (other than a conversion for a combination of cash and our common shares, which is described below), if you are a U.S. holder, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or other taxable disposition (excluding any portion attributable to accrued and unpaid interest, which will be taxable as ordinary income if not previously included in your taxable income) and (ii) your tax basis in the note. Your tax basis in a note will generally be equal to the amount paid for the note. Capital gain of certain noncorporate U.S. holders is generally taxed at preferential rates where the holding period has been greater than one year. The deductibility of capital losses is subject to limitations.

Conversion. The tax consequences of a conversion of the notes into a combination of cash and our common shares are not entirely clear. Subject to the discussion below under “—Constructive Dividend,” if a conversion of the notes into a combination of cash and our common shares is treated in its entirety as a recapitalization for U.S. federal income tax purposes, you would be required to recognize any gain on the conversion but would not be allowed to recognize any loss. If the cash received is treated as part of the recapitalization, you will recognize capital gain (if any) equal to the excess of (i) the sum of the fair market value of the common shares (including any fractional common share deemed to be received) and cash received (other than amounts or shares allocable to accrued interest, which will be taxed as ordinary income if not previously included in your income, and cash received in lieu of a fractional common share) over (ii) your tax basis in the notes, but in no event will the gain recognized exceed the amount of cash received (excluding amounts allocable to accrued interest and cash received in lieu of a fractional common share). Your tax basis in the common shares received (other than common shares allocable to accrued interest but including any tax basis allocable to a fractional common share deemed to be received) will equal your tax basis in the notes, less the amount of cash received (excluding cash allocable to accrued but unpaid interest and cash received in lieu of a fractional common share), plus the amount of taxable gain recognized on the conversion (other than with respect to a fractional common share). Your tax basis in the common shares allocable to accrued interest generally will equal the amount of such accrued interest included in income. Your holding period for the common shares will include the holding period for the notes (except for any common shares received allocable to accrued interest, which will have a holding period beginning on the day after the date of conversion). Capital gain of certain noncorporate U.S. holders is generally taxed at preferential rates where the holding period has been greater than one year. The deductibility of capital losses is subject to limitations.

Alternatively, the conversion of notes into a combination of our common shares and cash may instead be treated as in part a conversion into our common shares and in part a cash payment in redemption of a portion of the notes. In that event, and subject to the discussion below under “—Constructive Dividend,” you would not recognize any income, gain or loss with respect to the portion of the note considered to be converted into our common shares, except with respect to any cash received in lieu of a fractional common share and any common shares attributable to accrued but unpaid interest not previously included in your income. Your tax basis in the common shares received (other than common shares allocable to accrued interest but including the basis allocable to any fractional common share deemed to be received) upon such conversion generally would be equal to the portion of the tax basis in the note allocable to the portion of the note deemed converted, except that, to the extent any common shares are considered allocable to accrued but unpaid interest, the basis in such common shares will equal the amount of such accrued interest. The holding period for such common shares generally would include the period during which the note was held (except for any common shares received allocable to accrued interest, which will have a holding period beginning on the day after the date of conversion). With respect to the part of the conversion that would be treated under this characterization as a cash payment in redemption of the remaining portion of the note, you generally would recognize capital gain or loss equal to the difference between the amount of cash received (excluding any cash received in lieu of a fractional common share and any cash attributable to accrued but unpaid interest) and the tax basis allocable to such portion of the note. Any cash or common shares attributable to accrued but unpaid interest will be taxable as ordinary income. Capital gain of certain noncorporate U.S. holders is generally taxed at preferential rates where the holding period has been greater than one year. The deductibility of capital losses is subject to limitations. Although the law on this point is not entirely clear, it would be reasonable for a U.S. holder to allocate its tax basis in a note between the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

If you receive cash in lieu of a fractional common share upon a conversion, then the fractional common share will be deemed to be received and then immediately redeemed for cash. Accordingly, any cash received in lieu of a fractional common share upon such conversion will be treated as a payment in exchange for the fractional common share, and generally will result in capital gain or loss measured by the difference between the cash received for the fractional common share and your tax basis in the fractional common share (allocated as described above).

If you are a U.S. holder and you receive only cash upon a conversion, the tax treatment of such conversion to you is the same as that described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of the Notes (Other than a Conversion for Combination of Cash and Common Shares).”

You are urged to consult your own tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of your notes into a combination of cash and common shares.

Constructive Dividend. The conversion rate is subject to adjustment under certain circumstances. It is possible that the IRS would seek to apply Section 305 of the Code to the notes. If Section 305 were applicable, a holder of the notes would, in certain circumstances, be deemed to have received a distribution with respect to our common shares if and to the extent that the conversion rate is adjusted, resulting in a constructive dividend to the extent of our current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). For example, if the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax even though you do not receive a corresponding cash distribution. Further, if a make-whole fundamental change occurs on or prior to the maturity date of the notes, and we increase the conversion rate for the notes converted in connection with the make-whole fundamental change, as described above under “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change,” you may be deemed to have received a taxable dividend.

An adjustment to the conversion rate of the notes or a failure to make (or adequately make) such an adjustment may give rise to constructive distributions to holders of the notes or to holders of our common shares. Thus, under certain circumstances, holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property.

Adjustments to the conversion rate of the notes made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution with respect to our common shares.

Contingent Payment Debt Instrument. Although it is not free from doubt, we intend to take the position that the possibility that holders of the notes will be paid additional shares, as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments” and “Description of the Notes—Adjustment to Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change,” does not cause the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Accordingly, any such additional shares are not taxable to U.S. holders until the time they are accrued or received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes. By purchasing the notes, you agree not to take a position that is inconsistent with this position.

Taxation of U.S. Holders of Our Common Shares

Dividends. Under the U.S. federal income tax laws, if you are a U.S. holder of our common shares, the gross amount of any distribution on our common shares that we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. If you are a noncorporate U.S. holder of our common shares, dividends paid to you in taxable years beginning before January 1, 2013 will constitute qualified dividend income taxable to you at a maximum tax rate of 15% provided that you hold the common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other eligibility requirements.

The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend paid in respect of our common shares will be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in our common shares on a dollar for dollar basis and thereafter as capital gain.

Sale, Exchange or Other Taxable Disposition of Our Common Shares. If you are a U.S. holder and you sell or otherwise dispose of our common shares, you generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that you realize and your tax basis in the common shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its interest and dividend income and its net gains from the disposition of the notes or common shares, unless such interest or dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in the notes or common shares.

Taxation of Non-U.S. Holders

Principal and Interest

Subject to the discussion below concerning backup withholding, the following is a discussion of the U.S. federal income tax and withholding tax considerations generally applicable to non-U.S. holders: payments of principal and interest with respect to the notes held by or for a non-U.S. holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•

such non-U.S. holder is not a controlled foreign corporation that is related, directly or indirectly, to us through sufficient stock ownership or a bank receiving interest described in Section 881(c)(3)(A) of the Code, and

•	the statement requirement set forth in Section 871(h) or Section 881(c) of the Code (as described below) has been fulfilled with respect to such non-U.S. holder.

In general, Sections 871(h) and 881(c) of the Code require that, in order to obtain this exemption from U.S. federal withholding tax, the non-U.S. holder must provide a statement to the withholding agent to the effect that the non-U.S. holder is not a U.S. person. Such requirement generally will be fulfilled if the non-U.S. holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address. In the case of notes held by a foreign intermediary

(other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the foreign intermediary or partnership, as the case may be, generally must provide IRS Form W-8IMY to the withholding agent with the required attachments, including an appropriate certification by each beneficial owner.

Payments of interest that are effectively connected with the conduct of a trade or business within the U.S. by a non-U.S. holder and, where an income tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis in the same manner as if the non-U.S. holder were a U.S. holder. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Dividends and Constructive Dividends

Any dividends paid to a non-U.S. holder with respect to our common stock (and any constructive dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “—Taxation of U.S. Holders of the Notes—Constructive Dividend” above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. by a non-U.S. holder and, where an income tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis in the same manner as if the non-U.S. holder were a U.S. holder. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option, set off any such payment against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable income tax treaty is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Repurchase, Conversion or Other Taxable Dispositions of Notes or Common Stock

Gain realized by a non-U.S. holder on the sale, exchange, repurchase or other taxable disposition of a note or common stock (as well as upon the conversion of a note) will not be subject to U.S. federal income or withholding tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment),

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or

•

our stock constitutes a “U.S. real property interest” within the meaning of the Code and certain other conditions are met. We have not been, are not, and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

If you are a non-U.S. holder who is an individual described in the first bullet point above, you will be subject to tax at regular graduated U.S. federal income tax rates on the gain derived from the sale, exchange, repurchase, conversion or other taxable disposition of a note or common stock, generally on a net-income basis in the same manner as if you were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your gain generally on a net-income basis in the same manner as if you were a U.S. holder and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty.

If you are a non-U.S. holder who is described in the second bullet point above, you may be subject to a tax of 30% on the gain derived from the sale, exchange, repurchase, conversion or other taxable disposition of a note or common stock, which gain may be offset by certain capital losses.

Any amounts (including common stock) which a non-U.S. holder receives on a sale, exchange, repurchase, conversion or other taxable disposition of a note that are attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Taxation of Non-U.S. Holders—Principal and Interest.” Non-U.S. holders who are subject to U.S. federal income tax on their gains should see “—Taxation of U.S. Holders of the Notes—Conversion” above for determining when gain is recognized upon conversion of the notes.

Backup Withholding and Information Reporting

Interest paid or accrued on a note, distributions with respect to the common shares, as well as the proceeds from a sale, exchange or other disposition of a note or the common shares generally will be subject to information reporting.

In addition, a U.S. holder may be subject to backup withholding (currently imposed at a rate of 28%) with respect to such amounts if the U.S. holder fails to provide its correct taxpayer identification number or to make required certifications, or has been notified by the IRS that it is subject to backup withholding. In general, a non-U.S. holder is not subject to backup withholding with respect to interest paid or accrued on a note or distributions with respect to our common shares if certain certification requirements are satisfied (and the payor does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient). A non-U.S. holder may be subject to backup withholding with respect to the proceeds from a sale, exchange or other disposition of a note or our common shares within the United States or conducted through certain U.S.-related financial intermediaries, unless certain certification requirements have been satisfied (and the payor does not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amount withheld may be credited against a U.S. holder’s U.S. federal income tax liability. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder timely furnishes the required information to the IRS.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under legislation enacted in 2010, a 30% withholding tax would be imposed on certain payments to certain foreign financial institutions, investment funds and other non-US persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. Such payments would include our dividends and the gross proceeds from the sale or other disposition of our common shares. IRS guidance released in July 2011 for publication in August 2011 indicates that, under future regulations, this withholding will apply to payments of dividends on our common shares made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common shares made on or after January 1, 2015. You are urged to consult your own tax advisors regarding the implications of this legislation on your investment in our common shares.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman, Sachs & Co. and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$126,750,000
Citigroup Global Markets Inc.	117,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	32,500,000
J.P. Morgan Securities LLC	26,000,000
Deutsche Bank Securities Inc.	16,250,000
RBS Securities Inc.	6,500,000

Total	$325,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $45,000,000 in aggregate principal amount of notes from us. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional $45,000,000 in aggregate principal amount of notes.

Paid by us	No Exercise	Full Exercise
Per note	2.75%	2.75%
Total	$8,937,500	$10,175,000

We, our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock, any securities substantially similar to the notes or the common stock or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Citigroup Global Markets Inc. Notwithstanding the foregoing, in certain circumstances our executive officers and directors who are subject to the lockup provision may transfer their shares of our common stock which are subject to the lockup provision without the prior written consent of Goldman, Sachs & Co. and Citigroup Global Markets Inc., provided that the shares of our common stock which are subject to the lockup provision so transferred are transferred to us in accordance with our equity incentive plan for purposes of paying our tax withholding obligations. In addition, notwithstanding the foregoing, in certain circumstances our executive officers and directors who are subject to the lockup provision may transfer their shares of our common stock which are subject to the lockup provision without the prior written consent of Goldman, Sachs & Co. and Citigroup Global Markets Inc.:

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of such executive officer or director or the immediate family (as defined in the lockup agreement) of such person;

•	as a distribution to limited partners or shareholders of such executive officer or director; or

•	to such executive officer’s or director’s affiliates or to any investment fund or other entity controlled or managed by such executive officer or director.

The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to our business occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 1.65% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that certain underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with this offering, the underwriters may purchase and sell notes and shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because Goldman, Sachs & Co. has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes or our common stock. As a result, the price of the notes and the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In connection with the pricing of the notes, we intend to enter into privately-negotiated convertible note hedge transactions with the hedge counterparties, who are certain of the underwriters and/or their affiliates. The convertible note hedge transactions will cover, subject to customary anti-dilution adjustments, the number of shares of common stock that will initially underlie the notes sold in this offering. We also intend to enter into separate, privately-negotiated warrant transactions with the hedge counterparties relating to the same number of shares of our common stock with a strike price initially equal to $13.0725, subject to customary anti-dilution adjustments. The warrants will be settled on a net-share basis.

If the underwriters exercise their option to purchase additional notes, we intend to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties, each of which will initially cover the number of shares of our common stock that will initially underlie the additional notes sold to the underwriters.

In connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and the warrant transactions, we expect that the hedge counterparties and/or their affiliates:

•	will enter into various cash-settled over-the-counter derivative transactions with respect to our common stock concurrently with, or shortly following, the pricing of the notes; and

•

may unwind these cash-settled over-the-counter derivative transactions with respect to our common stock and purchase shares of our common stock in open market transactions shortly following the pricing of the notes.

These activities could have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with, or shortly following, the pricing of the notes. The effect, if any, of these activities, including the direction and magnitude, on the market price of our common stock will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, we expect that the hedge counterparties and/or their affiliates will modify their hedge positions with respect to the convertible note hedge transactions and warrant transactions from time to time after the pricing of the notes, and are likely to do so during any cash settlement averaging period for the notes, by purchasing or selling shares of our common stock or the notes in privately-negotiated transactions and/or open market transactions or by entering into and/or unwinding various over-the-counter derivative transactions with respect to our common stock.

The effect, if any, of these activities on the market price of our common stock or the trading price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, adversely affect the market price of our common stock and, consequently, the value of the consideration that you receive upon conversion of the notes and the trading price of the notes. In addition, the dealers and/or their affiliates may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

See “Risk Factors—Risks Related to the Notes and to this Offering—The convertible note hedge transactions and warrant transactions may affect the value of the notes and our common stock” and “Description of the Concurrent Convertible Note Hedge Transactions and the Warrant Transactions.”

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State at any time:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $670,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, including providing execution and clearing services in the futures, derivatives, foreign exchange and securities markets, for which they received or will receive customary fees and expenses. Affiliates of Goldman, Sachs & Co., BofA Merrill Lynch and Deutsche Bank Securities Inc. provide pricing, execution and counterparty services to us in a number of asset types, primarily including foreign exchange, interest rates, equity products, debt products and commodities. Affiliates of Citi provide us with cash management, custody and clearing services, and securities finance and banking services in various locations. Additionally they provide pricing, execution and counterparty services in a number of asset types, primarily including foreign exchange, interest rates and derivatives. We also provide affiliates of Citi, Deutsche Bank Securities Inc. and RBS with execution services on some exchange traded markets. Additionally, affiliates of BofA Merrill Lynch extend us credit, provide us with treasury and trade services and execute foreign exchange with us in various locations in the normal course of business. Affiliates of J.P. Morgan provide us futures and options execution and clearing services, U.S. government securities clearing services, cash management and trust account services, intraday credit support and bilateral credit, as well as act as a third-party Continuous Linked Settlement bank, Depository Trust Company settlement bank and collateral agent for us. We also lease space from an affiliate of J.P. Morgan. Affiliates of Deutsche Bank Securities Inc. provide prime brokerage services for us. Affiliates of RBS provide cash management, prime brokerage and transaction banking services, as well as act as the CREST equity settlement bank for us. Additionally, they provide counterparty sales and trading in a number of asset types, primarily including fixed income, foreign exchange, interest rate and equity derivatives. Affiliates of several of the underwriters are lenders under our $1.2 billion unsecured, committed revolving credit facility and will receive a share (proportionate to their respective commitments under the liquidity facility) of the net proceeds of this offering, if any, that may be used to repay outstanding borrowings under the liquidity facility, as described under “Use of Proceeds.” An affiliate of J.P. Morgan acts as administrative agent and affiliates of Citi and BofA Merrill Lynch act as syndication agents under the liquidity facility, which may be partially repaid with the proceeds of this offering. Affiliates of several of the underwriters are lenders under a $300 million secured credit facility of MF Global Inc. (which we are a guarantor of). An affiliate of J.P. Morgan acts as administrative agent and affiliates of Citi and BofA Merrill Lynch act as syndication agents under the secured credit facility. Each of Goldman, Sachs & Co., Citi, BofA Merrill Lynch, Deutsche Bank Securities Inc., J.P. Morgan and RBS served as underwriters in the recent offering of our 2016 Convertible Senior Notes and they (or their affiliates) and certain of them acted as counterparties to us in the various convertible note hedge and warrant transactions that we entered into in connection with that offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York and Latham & Watkins LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Preferred Stock

Common Stock

Warrants

MF Global Holdings Ltd. may, from time to time, offer to sell debt securities, preferred stock, common stock and warrants. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock, preferred stock or other securities. We may offer and sell these securities from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering.

Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the terms of the offering and the offered securities. A prospectus supplement may also update, modify or supersede information contained in this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement describing the method and terms of the applicable offering.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. See “Plan of Distribution” for a further description of the manner in which we may dispose of the securities covered by this prospectus.

Our common stock is currently listed on the New York Stock Exchange under the symbol “MF”. On February 23, 2010, the closing sale price of our common stock on the New York Stock Exchange was $6.79 per share.

You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated herein by reference, before you make your investment decision.

See the information referenced in “Risk Factors” beginning on page 6 of this prospectus, to read about factors you should consider before buying any of our debt securities, preferred stock, common stock or warrants.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated February 24, 2010.

WE ARE RESPONSIBLE FOR THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AND IN ANY FREE WRITING PROSPECTUS THAT WE PREPARE. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY OTHER INFORMATION, AND WE TAKE NO RESPONSIBILITY FOR ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND ANY SUCH FREE WRITING PROSPECTUS MAY BE USED ONLY FOR THE PURPOSES FOR WHICH THEY HAVE BEEN PREPARED, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS OR THE DATE OF THE RELEVANT INCORPORATED DOCUMENT, AS APPLICABLE. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement together with this prospectus that will contain specific information about the terms of the offering. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. If information varies between this prospectus and the accompanying prospectus supplement you should rely on the information in the accompanying prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and filed on June 10, 2009. See “Special Note Regarding Incorporated Financial Statements and Financial Disclosures” for a discussion of material in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 that has been amended and superseded in subsequent filings that are incorporated herein by reference;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 and filed on August 7, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 and filed on November 6, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009 and filed on February 5, 2010;

•	Our Current Reports on Form 8-K filed on April 3, 2009, August 7, 2009, October 5, 2009 and February 1, 2010;

•	Our Current Report on Form 8-K12G3 filed on January 5, 2010;

•

The description of our capital stock included under the caption “Description of Capital Stock” in a prospectus, dated December 1, 2009, which was filed pursuant to Rule 424(b)(3) on December 1, 2009 (the “Final Prospectus”), and which related to our Registration Statement on Form S-4/A, dated November 30, 2009, filed on November 30, 2009;

•	The description of our 9.00% Convertible Senior Notes due 2038 included under the caption “9.00% Convertible Notes due 2038” under Item 3.02 of our Current Report on Form 8-K filed on June 26, 2008;

•	Our Definitive Proxy Statement on Schedule 14A for the annual general meeting of shareholders on August 13, 2009 and filed on July 1, 2009; and

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the date of this prospectus and before the termination of the applicable offering.

Please note that the documents that are incorporated by reference in this prospectus but were filed under the Exchange Act before January 4, 2010 do not reflect our Domestication or the resulting change in our name, jurisdiction of incorporation or capital structure. We describe these matters below under “Special Note Regarding the Domestication”.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Investor Relations, 717 Fifth Avenue, New York, NY 10022, telephone 1-800-596-0523, email investorrelations@mfglobal.com.

SPECIAL NOTE REGARDING INCORPORATED FINANCIAL STATEMENTS AND

FINANCIAL DISCLOSURES

On August 7, 2009 we filed a Current Report on Form 8-K (the “August Current Report”), which, among other things, amends and supersedes “Item 6. Selected Financial Data” and “Item 8. Financial Statements and Supplementary Data” as set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 10, 2009, in order to reflect our adoption, effective April 1, 2009, of Accounting Standards Codification (“ASC”) 810, which discusses accounting for noncontrolling interests in consolidated financial statements (“ASC 810”), formerly SFAS No. 160, and ASC 470-20, which discusses accounting for convertible debt instruments that may be settled in cash upon conversion including partial cash settlement (“ASC 470-20”), formerly FSP APB 14-1. You should read the August Current Report with respect to the superseded items in conjunction with our Annual Report, our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2009, September 30, 2009 and December 31, 2009 and our other filings that are incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “targets,” “goal,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial or other performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in or implied by these forward-looking statements. For information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements, see the information referenced below under “Risk Factors”.

MF GLOBAL HOLDINGS LTD.

We are a leading intermediary offering customized solutions in global cash and derivatives markets. We provide execution and clearing services for exchange-traded and over-the-counter, or OTC, derivative products, as well as for certain products in the cash market. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

As of March 31, 2009, we had more than 137,000 active clients worldwide and we currently have offices in Bermuda, Chicago, Dubai, Geneva, Hong Kong, London, Mumbai, New York, Paris, Singapore, Sydney, Taipei, Tokyo, and Toronto among others. We provide our clients with access to many of the largest and fastest growing markets and products throughout the world.

Our clients include institutions, hedge funds and other asset managers, as well as professional traders and private clients. We act as an intermediary principally for five types of products: fixed income, commodities, foreign exchange, equities and interest rate products, and support a retail products group.

We generally execute orders for our clients on an agency or matched-principal basis. When we execute for a client on an agency basis, we typically direct the order to an exchange or OTC market where it is matched with a corresponding order for execution. When we execute a client order on a matched-principal basis, we take the other side of the trade for our own account and relatively quickly (often within minutes and generally on the same trading day) enter into an offsetting trade with another party. We engage in matched-principal execution, which generally yields higher profit margins than agency execution, primarily in the OTC markets, but also in certain listed markets outside the United States.

Except for corporate hedging and investment management transactions, we enter into transactions for our own account generally in response to or in anticipation of client demand, primarily to facilitate the execution of existing client orders or in the expectation that future client orders will become available to fill the other side of the transaction, and not primarily for directional purposes.

We also act as a clearing firm for clients who execute trades in futures and options on exchanges where we are approved as a clearing member. These include all major derivatives exchanges in the U.S. and Europe as well as certain Asia/Pacific markets. We may act as the clearing firm for clients who use us to execute their orders, as well as for clients who use other executing brokers or execute their orders directly on the exchange. We also provide clearing services for a growing number of transactions executed in the OTC markets.

We derive revenues from four main sources: commissions from agency execution; commissions from clearing services; markups from principal transactions, primarily consisting of client trades executed on a matched-principal basis; and net interest income on (i) cash balances in our clients’ accounts, most of which are maintained by our clearing clients to meet margin requirements as well as (ii) interest related to our fixed income and principal transaction activities.

Our business model is global and product-driven, which allows us to centrally manage our resources while offering clients an expansive array of products across a broad range of markets and geographies. We operate and manage our business as a single operating segment. We do not manage our business by services or product lines, market types, geographic regions, client segments or any other exclusive category.

We seek to discover and capitalize on market opportunities for clients through our international network of offices and relationships, expansive product offerings, value-added product expertise and consistent, high-quality service. Our history dates back over 200 years ago to a brokerage business that was a founding member of some of the world’s first futures exchanges. After an initial public offering in July 2007, we separated from Man Group plc, our former parent, and became an independent public company with shares listed on the New York Stock Exchange.

Our principal executive offices are located at 717 Fifth Avenue, New York, New York 10022 and our registered office is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

SPECIAL NOTE REGARDING THE DOMESTICATION

We previously operated as an exempted company incorporated under the laws of Bermuda and known as MF Global Ltd. (“MFG Bermuda”). On January 4, 2010, we discontinued our existence as a Bermuda exempted company as provided under Section 132G of The Companies Act 1981 of Bermuda and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued our existence under the DGCL as a corporation organized in the State of Delaware and known as MF Global Holdings Ltd. (“MFG Delaware”). We refer to our discontinuance under Bermuda law and our continuance under Delaware law as the “Domestication”. When we refer to the “Company”, “MF Global Ltd.”, “we”, “our”, “us” and similar terms, we mean, as of any time prior to the Domestication, MFG Bermuda and, as of any time after the Domestication, MFG Delaware.

The business, assets and liabilities of the Company and its subsidiaries on a consolidated basis, as well as its principal locations and fiscal year, were the same immediately after the Domestication as they were immediately prior to the Domestication. In addition, the directors and executive officers of the Company immediately after the Domestication were the same individuals who were directors and executive officers, respectively, of MFG Bermuda immediately prior to the Domestication.

The Company’s common stock continues to be listed for trading on the New York Stock Exchange under the ticker symbol “MF”.

As a result of the Domestication, holders of common shares of MFG Bermuda became holders of shares of common stock of MFG Delaware. Similarly, pursuant to the Domestication, holders of MFG Bermuda’s 6% Cumulative Convertible Preference Shares, Series A and holders of MFG Bermuda’s 9.75% Non-Cumulative Convertible Preference Shares, Series B became holders of shares of MFG Delaware’s 6% Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”) and MFG Delaware’s 9.75% Non-Cumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), as applicable. In the Domestication, each of MFG Bermuda’s outstanding common and preference shares (Series A and B) were automatically converted by operation of law, on a one-for-one basis, into shares of MFG Delaware’s common or preferred stock (Series A or B), as applicable. Consequently, each holder of an MFG Bermuda common or preference share immediately prior to the Domestication held, immediately thereafter, a share of MFG Delaware’s common or preferred stock, as applicable, in each case representing the same proportional equity interest in MFG Delaware as that shareholder held in MFG Bermuda and representing the corresponding class and series of shares. The number of shares of MFG Delaware’s common stock and preferred stock outstanding immediately after the Domestication was the same as the number of common shares and preference shares of MFG Bermuda outstanding immediately prior to the Domestication. Pursuant to a Rights Agreement dated as of July 9, 2007, as amended (the “Rights Plan”), between MFG Delaware and Computershare Trust Company, N.A., as Rights Agent, each share of MFG Delaware’s common stock evidences one common stock purchase right just as each common share of MFG Bermuda evidenced one common share purchase right under the Rights Plan immediately prior to the Domestication.

The rights of holders of the Company’s common stock are now governed by its Delaware certificate of incorporation, its Delaware by-laws and the DGCL, each of which is described in the Final Prospectus. The Final Prospectus is part of MFG Bermuda’s registration statement on Form S-4 dated November 30, 2009, which was filed with the SEC on November 30, 2009 (File No. 333-162892). The Series A Preferred Stock and the Series B Preferred Stock have each been issued under a Certificate of Designations, dated January 4, 2010, each of which is a part of the Company’s certificate of incorporation. A copy of the Company’s certificate of incorporation and by-laws have been filed as exhibits to a Current Report on Form 8-K12G3, filed on January 5, 2010.

RISK FACTORS

Before you invest in any of our debt securities, common stock, preferred stock or warrants, in addition to the other information in this prospectus, you should carefully consider the risk factors described in Part I, “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended March 31, Part II, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009 and “Risk Factors—Risks Relating to the Change in our Place of Incorporation” in the Final Prospectus (and in any of our annual, quarterly or current reports that we file with the SEC in the future and that are incorporated by reference in this prospectus). See “Where You Can Find More Information” above for information about how to obtain a copy of these documents.

RATIOS OF EARNINGS

The following table sets forth information regarding our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income or loss from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance costs, accretion of debt discount and an appropriate portion of rentals representative of the interest factor.

	Nine Months Ended December 31,	Fiscal Year
	2009	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges(1)	—	1.02	1.00	1.08	1.07	1.22
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(2)	—	—	1.00	1.08	1.07	1.22

(1)

Due to our pre-tax loss and significant non-cash charges in the nine months ended December 31, 2009, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $64.992 million to achieve a coverage of 1:1.

(2)

Due to our pre-tax loss and significant non-cash charges in the nine months ended December 31, 2009 and significant non-cash charges in the year ended March 31, 2009, the ratio coverage was less than 1:1 in each of these periods. We would have needed to generate additional earnings of approximately $88.026 million in the nine months ended December 31, 2009 and approximately $23.775 million in the year ended March  31, 2009 to achieve a coverage of 1:1 in each of these periods.

U SE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement or other offering material, we intend to use the net proceeds from the sales of the securities for general corporate purposes. We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose.

SUMMARY DESCRIPTION OF THE SECURITIES WE MAY ISSUE

We may use this prospectus to offer from time to time:

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Senior and subordinated debt securities. These debt securities may be convertible or exchangeable into our common stock, preferred stock or other securities. They will be unsecured and, in the case of senior debt, will rank equally with any of our other unsubordinated and unsecured debt and, in the case of subordinated debt, will rank junior in right of payment and priority to any senior debt.

•

Preferred stock, par value $1.00 per share. The preferred stock may be convertible or exchangeable into other series of preferred stock or our common stock. We can offer different series of preferred stock with different dividend, liquidation, redemption and voting rights.

•	Common stock, par value $1.00 per share.

•	Warrants. These warrants may be for the purchase of our debt securities, preferred stock or common stock. Warrants may be issued independently of such debt securities, preferred stock or common stock.

We may issue securities denominated in U.S. dollars, but we may choose to issue securities in any other currency, including the Euro.

The applicable prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, our debt securities will be governed by a document called an indenture. Senior debt securities will be issued under the senior indenture and subordinated debt securities will be issued under the subordinated indenture, in each case with the specific terms and conditions set forth in a supplemental indenture. Each indenture is a contract between us and Deutsche Bank Trust Company Americas, as the initial trustee. The trustee has two main roles:

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First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “—Default and Related Matters—Remedies if an Event of Default Occurs”.

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Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your securities to new buyers and sending you notices. Unless otherwise indicated in a prospectus supplement, Deutsche Bank Trust Company Americas will perform these administrative duties.

This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures”. The indentures and their associated documents, including the debt securities themselves and a supplemental indenture relating to a particular series of debt securities, contain the full text of the matters summarized in this section and your prospectus supplement. The forms of the indentures are filed as exhibits to the registration statement of which this prospectus forms a part, and forms of the debt securities and any supplemental indentures may be filed as exhibits with future SEC filings from time to time. See “Where You Can Find More Information” above for information on how to obtain copies. Section references in the description that follows relate to the indentures.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of MF Global Holdings Ltd. and will not be guaranteed by any of our subsidiaries. The senior debt securities will rank equally with any of our other unsubordinated and unsecured debt. The subordinated debt securities will be subordinate and rank junior in right of payment and priority to any senior debt, as defined, and described more fully, under “—Subordination” to the extent and in the manner set forth in the subordinated indenture.

As of December 31, 2009, we had an aggregate principal amount of $205 million of our 9.00% Convertible Senior Notes due 2038 (the “Convertible Notes”) outstanding. The Convertible Notes were issued pursuant to an Indenture dated as of June 25, 2008, as amended (the “Convertible Notes Indenture”), between MF Global Holdings Ltd., as issuer, and Deutsche Bank Trust Company Americas, as Trustee. The Convertible Notes will rank equally in right of payment with any unsecured debt securities issued under the senior indenture and will rank senior in right of payment to any unsecured debt securities issued under the subordinated indenture. For a description of the Convertible Notes, see “Description of Capital Stock” in the Final Prospectus.

Additionally, as of December 31, 2009, we had approximately $442.5 million outstanding under our $1.5 billion five-year unsecured committed revolving credit facility. The amounts drawn by us under this facility rank equally in right of payment to any of our unsecured debt securities issued under the senior indenture and will rank senior in right of payment to any unsecured debt securities issued under the subordinated indenture. For a description of our revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities and Sources of Liquidity” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in any of our debt securities, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

This Section Is Only a Summary

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures (and any amendments or supplements validly entered into by us from time to time) and the debt securities, including the definitions therein of certain terms. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other securities. The indentures (together with any related amendments or supplements thereto) and the debt securities, and not any summary of the terms thereof, will govern the rights of holders of the debt securities.

Terms Contained in Prospectus Supplement

The applicable prospectus supplement will contain the terms relating to the specific series of debt securities being offered. The applicable prospectus supplement will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•

the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities is payable;

•	the rate or rates at which any debt securities of the series shall bear interest, if any, and the date or dates from which any such interest shall accrue;

•	the dates on which any interest will be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any debt securities of the series shall be payable and the manner in which any payment may be made;

•

the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which our election to redeem the debt securities shall be evidenced;

•

our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provision and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the denominations of the debt securities if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

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any provisions regarding the manner in which the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to a financial or economic measure or pursuant to a formula, if applicable;

•

if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies, or currency units in which the principal of or any premium or interest on such debt securities shall be payable, the periods within which and the terms and conditions upon which such payments are to be made, and the amount so payable (or the manner in which such amount shall be determined);

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series which shall be payable upon declaration of acceleration of the maturity;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any day prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	that the debt securities of the series shall be subject to full defeasance or covenant defeasance, as described further below, if applicable;

•

that any debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the depositaries for such global securities and the form of any legend or legends which shall be borne by such global security, if applicable;

•

any addition to, elimination of or other change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount due and payable;

•	any addition to, elimination of or other change in the covenants which apply to any debt securities of the series;

•	the terms and conditions, if any, pursuant to which the debt securities of the series are convertible for shares of common stock or shares of preferred stock or other securities; and

•	any other terms of the debt securities not inconsistent with the indenture.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Debt securities may bear interest at a fixed rate or a variable rate, as specified in the applicable prospectus supplement. In addition, if specified in the applicable prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any material special federal income tax considerations applicable to any such discounted debt securities.

Overview of Remainder of This Section

The remainder of this section summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	Your rights under several special situations, such as if we merge with another company, or if we want to change a term of the debt securities;

•	Your rights if we default or experience other financial difficulties; and

•	The subordination of the debt securities relative to senior indebtedness issued by us.

Additional Mechanics

Form

The debt securities will be initially issued as a registered global security as described below under “What Is a Global Security?” unless otherwise specified in the applicable prospectus supplement. If any debt securities cease to be issued in registered global form, they will be issued in fully registered form, without coupons (Section 302), although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. Debt securities will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. (Section 302)

Exchange and Transfer

You may have fully registered securities broken into more securities of smaller denominations (but not into denominations smaller than any minimum denomination applicable to the securities) or combined into fewer securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange”. (Section 305)

If you are holding bearer securities and if permitted by the terms of your series of debt securities, you may exchange bearer debt securities for an equal amount of registered debt securities of the same series and date of maturity. No bearer debt securities will be exchanged for registered securities if in doing so we would suffer adverse consequences under any U.S. law applicable to the exchange. Registered debt securities may not be exchanged for bearer debt securities.

You may exchange or transfer your fully registered securities at the office of the registrar. (Section 305) The registrar acts as our agent for registering securities in the names of holders and for transferring and exchanging securities, as well as maintaining the list of registered holders. The paying agent acts as the agent for paying interest, principal and any other amounts on securities. (Section 305) Unless otherwise specified in the applicable prospectus supplement, the trustee will perform the roles of registrar and paying agent, and will perform other administrative functions. We may change these appointments to another entity or perform them ourselves.

We may designate additional or alternative registrars or paying agents, acceptable to the trustee, and they would be named in the applicable prospectus supplement. We may cancel the designation of any particular registrar or paying agent. We may also approve a change in the office through which any registrar or paying agent acts. We must maintain a paying agent office at the place of payment for each series of debt securities. (Sections 305 and 1002)

There is no service charge for exchanges and transfers. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge that may be imposed in connection with the exchange or transfer. (Section 305)

At certain times, you may not be able to transfer or exchange your securities. If we redeem any series of securities, or any part of any series, then we may prevent you from transferring or exchanging these securities for certain periods. We may do this during the period beginning 15 days before the day we mail the notice of redemption and ending at the close of business on the day of that mailing, in order to freeze the list of holders so we can prepare the mailing. We may also refuse to register transfers or exchanges of securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Replacing Your Lost or Destroyed Certificates

If you bring a mutilated certificate to the registrar, we will issue a new certificate to you in exchange for the mutilated one, or we may elect to pay the security. (Section 306)

If you claim that a certificate has been lost, completely destroyed, or wrongfully taken from you, then the trustee will give you a replacement certificate if you meet our and the trustee’s requirements, including satisfactory evidence of loss, destruction or theft. Also, we and the trustee may require you to provide reasonable security or indemnity to protect us and the trustee from any loss we may incur from replacing your certificates or coupons. (Section 306)

In either case, we may also charge you for our expenses in replacing your security and for any tax or other governmental charge that may be incurred. (Section 306)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and is stated in the applicable prospectus supplement. (Section 307) Holders buying and selling securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sales price of the securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest”.

We will pay interest, principal and any other money due on the debt securities of a series at the place of payment specified in the applicable prospectus supplement for that series. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. If we have designated additional paying agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular paying agent or approve a change in the office through which any paying agent acts, but we must have a paying agent in each place of payment for the securities. (Section 1002)

All money we forward to the trustee or a paying agent that remains unclaimed will, at our request, be repaid to us at the end of two years after the amount was due to the direct holder. After that two-year period, you may look only to us as a unsecured general creditor for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described below in the section entitled “What Is a Global Security?”. (Section 1002)

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Bearer Securities

We will only pay interest on bearer debt securities when you present and surrender the coupons for the interest installments evidenced by the bearer securities as they mature. You must present your coupons at a paying agency of MF Global Holdings Ltd. located outside of the United States. Unless otherwise specified in the applicable prospectus supplement, we will maintain a non-U.S. paying agent for two years after the principal of a series of bearer debt securities has become due. We will continue to maintain the paying agent after that period, if it is necessary to comply with U.S. tax law or regulations. We will provide the paying agent with the necessary funds for payment upon reasonable notice. We generally will not make any payments in the United States. However, if payment outside of the United States is illegal or precluded by exchange controls or similar restrictions in a foreign country, we may instruct the trustee to make payments at a paying agent located in the United States.

Unless otherwise specified in the applicable prospectus supplement, you can prove your ownership of a bearer security by presenting the actual security, or a certificate or affidavit executed by the person holding the bearer security or executed by a depositary with whom the bearer securities were deposited, if the trustee is satisfied with the certificate or affidavit.

Notices

We and the trustee will send notices regarding the securities only to direct holders, using their addresses as listed in the register kept at the office of the registrar. (Section 106)

Special Situations

Mergers and Similar Transactions

We are generally permitted to consolidate or amalgamate with or merge into another company. We are also permitted to convey, transfer or lease all or substantially all of our assets to another company. However, we may not take any of these actions unless the company certifies to the trustee that both of the following conditions are met:

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the successor company (if any) is organized under the laws of any U.S. jurisdiction, Bermuda, any full member state of the European Union, Canada, Australia or Switzerland (or any subdivision thereof) and it expressly assumes our obligations on the securities; and

•

immediately after giving effect to the transaction, no event of default (and no event which, after notice or lapse of time or both, would become an event of default) shall have happened and be continuing. (Section 801)

Modification and Waiver of Your Contractual Rights

Under certain circumstances, we can make changes to the indentures and the securities. Some types of changes require the approval of each security holder affected, some require approval by a vote of a majority of the security holders of the particular series affected, and some changes do not require any approval at all. (Sections 901 and 902)

Changes Requiring Your Approval. First, there are changes that cannot be made to your securities without your specific approval. These include changes that:

•	reduce the percentage of holders of securities who must consent to a waiver or amendment of the indenture;

•	reduce the rate of interest on any security or change the time for payment of interest;

•	reduce the principal or premium due on any security or change the stated maturity date of any security;

•	change the place or currency of payment on a security;

•	change the right of holders to waive an existing default by majority vote;

•	modify the provisions of the indenture with respect to the subordination of the debt securities in a manner adverse to you;

•	impair your right to sue for payment; or

•	make any change to this list of changes that requires your specific approval. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the indentures and the securities requires a vote in favor by security holders owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other specified changes that would not adversely affect holders of the securities in any material respect. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in the certain covenants and provisions of the indenture that cannot be amended without the consent of the holder of each security. (Section 513)

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the date in question if the maturity of the securities were accelerated to that date because of a default.

•	For securities the principal amount of which is not determinable, an amount determined in the manner prescribed for such security.

•	For securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined on the date of original issuance of these securities.

Securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date. (Section 104)

“Street name” and other indirect holders, including holders of any securities issued as a global security, should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the securities or request a waiver.

Subordination

The securities may be subordinated debt securities and, as a result, the payment of principal, any premium and interest on the debt securities will be subordinated in right of payment to the prior payment in full of all our senior debt. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they come due, the holders of all our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on the senior debt before you and the other direct holders of subordinated debt securities will be entitled to receive any amounts on such securities. These circumstances include:

•	Any liquidation, dissolution or winding up of our company.

•	An assignment or marshalling of our assets and liabilities for the benefit of our creditors.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

•

The maturity of the securities is accelerated. For example, the entire principal amount of a series of securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default. (Sections 1402 and 1403)

The applicable prospectus supplement relating to any offering of subordinated securities will describe the specific subordination provisions. However, unless otherwise noted in the applicable prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing and outstanding senior debt of MF Global Holdings Ltd.

In addition, we are not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on senior debt and do not cure such default, or if an event of default that permits the holders of senior debt to accelerate the maturity of the senior debt occurs. (Sections 1401, 1402 and 1404)

These subordination provisions mean that if we are insolvent a holder of our senior debt may ultimately receive out of our assets more than a holder of the same amount of our subordinated debt and a creditor of ours that is owed a specific amount but who owns neither our senior debt nor the securities may ultimately receive less than a holder of the same amount of senior debt or securities.

The subordinated indenture defines “senior debt”, with respect to any series of subordinated debt securities, as the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to MF Global Holdings Ltd., whether or not such claim for post-petition interest is allowed in such proceeding), on debt, which includes, among other items, all indebtedness and obligations of, or guaranteed or assumed by, MF Global Holdings Ltd. for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, whether incurred on or prior to the date of the subordinated indenture or thereafter incurred; provided, however, that senior debt shall not be deemed to include any debt that by its terms is subordinate to, or ranks equally with, the subordinated debt securities of such series, and trade accounts payable and other accrued liabilities arising in the ordinary course of business. (Section 101)

Restrictive and Maintenance Covenants

We will describe any material restrictive and maintenance covenants, including restrictions on any subsidiary, for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Discharge and Defeasance of Our Obligations

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement. (Section 1301)

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the securities, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

•

There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the securities any differently than if we did not make the deposit and just repaid the securities ourselves.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the securities. You could not look to us for repayment in the event of any shortfall. Moreover, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. In the case of subordinated securities, you would also be released from the subordination provisions on the securities.

However, we cannot discharge ourselves from the obligations under any convertible or exchangeable securities, unless we provide for it in the terms of these securities and the applicable prospectus supplement.

We will indemnify the trustee against any tax, fee or other charge imposed on the U.S. government obligations we deposited with the trustee or against the principal and interest received on these obligations. (Section 1305)

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the securities. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and, in the case of subordinated securities, you would be released from the subordination provisions on the securities. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the securities any differently than if we did not make the deposit and just repaid the securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the securities would no longer apply:

•	Any covenants applicable to the series of securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of covenants and acceleration of the maturity of other debt.

•	The subordination provisions on the securities, as applicable.

If we accomplish covenant defeasance, you can still look to us for repayment of the securities if a shortfall in the trust deposit occurs. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Additional Amounts

With respect to any payments made by us, all such payments under, or with respect to, the debt securities will, but only to the extent provided in the applicable prospectus supplement, be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge, including penalties, interest and other liabilities related thereto (“taxes”), imposed or levied on behalf of the U.S. or any other jurisdiction in which we are engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or taxing authority of or in any of the foregoing, unless we are required to withhold or deduct taxes by law or by the official interpretation or administration thereof.

If we are so required to withhold or deduct any amount for, or on account of, such taxes from any payment made under or with respect to the notes, we will, but only to the extent provided in the applicable prospectus supplement, pay such additional amounts (“additional amounts”), as may be necessary so that the net amount received by each holder (including additional amounts) after such withholding or deduction will not be less than the amount such holder would have received if such taxes had not been required to be withheld or deducted.

The foregoing provisions will, to the extent provided in the applicable prospectus supplement, survive any termination or discharge of the indenture and any defeasance of the debt securities.

Whenever either in the indenture, this prospectus or any prospectus supplement, there is mentioned, in any context, payment of principal (and premium, if any), redemption price, interest or any other amount payable under or with respect to any debt securities, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable by us in respect thereof.

Redemption

We May Choose to Redeem Your Securities

We may be able to redeem your securities before their normal maturity. If we have this right with respect to your specific securities, the right will be described in the applicable prospectus supplement. It will also specify when we can exercise this right and how much we will have to pay in order to redeem your securities.

If we choose to redeem your securities, we will mail written notice to you not less than 30 days nor more than 60 days prior to redemption. Also, you may be prevented from exchanging or transferring your securities when they are subject to redemption, as described under “—Additional Mechanics—Exchange and Transfer” above. (Section 305)

Liens on Assets

A particular series of debt securities may contain provisions that restrict us from pledging or otherwise encumbering any of our assets and those of our subsidiaries. If applicable, these restrictions will be described in the applicable prospectus supplement.

Default and Related Matters

Ranking Compared to Other Creditors

The securities are not secured by any of our property or assets. Accordingly, your ownership of securities means you are one of our unsecured creditors. The senior debt securities will not be subordinated to any of our other debt obligations and therefore rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to any of our senior debt. The trustee has a right to receive payment for its administrative services prior to any payment to security holders after a default. (Section 506)

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

The term “event of default” with respect to any series of securities means any of the following:

•	We fail to make any interest payment on a security when such interest becomes due, and we do not cure this default within 30 days.

•	We fail to make any payment of principal or premium when it is due at the maturity of any security.

•

We do not deposit a sinking fund payment with regard to any debt security of that series on the due date, but only if the payment is required under provisions described in the applicable prospectus supplement.

•

We fail to comply with any of our other agreements regarding a particular series of securities or with a supplemental indenture, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series, we do not cure the default within 60 days.

•

We default on any indebtedness having an aggregate amount of at least $50,000,000, this default is either of payment of principal or results in acceleration of the indebtedness, and after we have been notified of the default by the trustee or holders of 25% in principal amount of the series we do not cure the default within 10 days.

•	We file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur.

•	Any other event of default described in the prospectus supplement occurs, subject to any applicable cure period. (Section 501)

Remedies if an Event of Default Occurs

You and the trustee will have the following remedies if an event of default occurs:

Acceleration. If an event of default has occurred and has not been cured or waived, then the trustee or the holders of 25% in principal amount of the securities of the affected series may declare the entire principal amount of, and premium, if any, and all accrued and unpaid interest on all the securities of that series to be due and immediately payable. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount, and premium, if any, and all accrued and unpaid interest of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. An acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the securities of the affected series, if all events of default have been cured or waived. (Section 502)

Other Remedies of Trustee. If an event of default occurs, the trustee is authorized to pursue any available remedy to collect defaulted principal and interest and to enforce other provisions of the securities and the indentures, including bringing a lawsuit. (Section 503)

Majority Holders May Direct the Trustee to Take Actions to Protect Their Interests. Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an “indemnity”. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indentures. (Sections 512 and 603)

Individual Actions You May Take if the Trustee Fails to Act. Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring an individual lawsuit for the payment of the money due on your security on or after its due date. (Section 508)

Waiver of Default

The holders of a majority in principal amount of any series of debt securities may waive a past default for all such series of debt securities. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default on your debt security, however, without your individual approval. (Section 513)

We Will Give the Trustee Information About Defaults Annually

Every year we will give to the trustee a written statement of one of our officers certifying that to the best of his or her knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1004)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to make or cancel a declaration of acceleration.

Original Issue Discount Securities

The debt securities may be issued as original issue discount securities, which will be offered and sold at a discount from their principal amount. Only a discounted amount will be due and payable when the trustee declares the acceleration of the maturity of these debt securities after an event of default has occurred and continues, as described under “—Default and Related Matters—Remedies if an Event of Default Occurs” above.

Conversion of Convertible Debt Securities

Your debt securities may be convertible into our preferred stock, common stock or other securities if the applicable prospectus supplement so provides. If your debt securities are convertible or exchangeable, the applicable prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The applicable prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or shares of preferred stock or other securities you will receive upon conversion or exchange. In addition, the applicable prospectus supplement will contain the conversion price or exchange price and mechanisms for adjusting this price.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The senior indenture and the subordinated indenture provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth therein. Each indenture and the provisions of the Trust Indenture Act of 1939 (the “TIA”) contain limitations on the rights on the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it become subject to any conflicting interest (as defined under the TIA), it must eliminate such conflict or resign.

Legal Ownership of Debt Securities

Unless the applicable prospectus supplement specifies otherwise, we will issue debt securities initially in the form of a global security. However, we may elect to issue debt securities in fully registered or bearer form or both. We refer to those who have debt securities registered in their own names on the books that we or our agent maintain for this purpose, or who hold bearer certificates representing bearer debt securities, as the “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as “indirect holders” of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

If we issue debt securities in global—i.e., book-entry—form, the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

For registered debt securities, only the person in whose name a debt security is registered is recognized under the indenture as the holder of that debt security. Debt securities issued in global form will be issued in the form of a global security registered in the name of the depositary or its participants. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors in a book-entry security will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future we may terminate a global security under the circumstances specified under “What is a Global Security?—Special Situations When a Global Security Will Be Terminated” or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture—we would seek approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Holders of Bearer Debt Securities

If we issue debt securities in bearer form, they may be issued only outside of the United States to non-U.S. persons. In addition, we may offer bearer securities to offices of some U.S. financial institutions that have offices located outside the United States. We will describe any special restrictions on the offer, sale and delivery of bearer debt securities and any special federal income tax considerations applicable to bearer debt securities in the applicable prospectus supplement.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What Is a Global Security?

A global security is a security that represents one or more debt securities and is held by a depositary. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominees. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as “DTC”, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

If the applicable prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain nonglobal certificates for his or her interest in the debt securities, except in the special situations we describe below;

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “—Legal Ownership of Debt Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•

The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above under “—Legal Ownership of Debt Securities”.

The global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults above under “—Default and Related Matters”.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary—and not we or the trustee—is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 305)

DESCRIPTION OF PREFERRED STOCK

The following information outlines some of the provisions of our preferred stock. This information may not be complete in all respects and is qualified entirely by reference to our certificate of incorporation, by-laws, and the relevant certificate of designations relating to any series of preferred stock that we may offer. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of preferred stock may differ from the general description of terms presented below.

General

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating such series as a series of preferred stock. Holders of our common stock do not have the right to consent to, or veto, these resolutions.

As of February 24, 2010, we had 1,500,000 issued and outstanding shares of each of our series A preferred stock, par value $1.00 per share (the “Series A Preferred Stock”), and series B preferred stock, par value $1.00 per share (the “Series B Preferred Stock”). The rights, preferences and privileges of the Series A Preferred Stock and the Series B Preferred Stock, which are summarized below, are more fully set forth in the Certificate of Designations of 6% Cumulative Convertible Preferred Stock, Series A, which is filed as Annex A to exhibit 3.1 to our Current Report on Form 8-K12G3, filed on January 5, 2010 and the Certificate of Designations of 9.75% Non-Cumulative Convertible Preferred Stock, Series B, which is filed as Annex B to exhibit 3.1 to our Current Report on Form 8-K12G3, dated January 5, 2010, and filed on January 5, 2010. Each of the aforementioned Certificates of Designations form a part of the Company’s certificate of incorporation.

The Series A Preferred Stock and Series B Preferred Stock are not being offered by this prospectus or any accompanying prospectus supplement.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in any of our preferred stock, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

Series A Preferred Stock

On July 18, 2008, we sold $150 million in aggregate liquidation preference of our Series A Preferred Stock to J.C. Flowers II Fund L.P. (“J.C. Flowers”), pursuant to an investment agreement that we entered into with J.C. Flowers, dated as of May 20, 2008, as amended. On February 3, 2010, we entered into a Transfer Agreement with J.C. Flowers, whereby J.C. Flowers and certain controlled affiliates transferred their ownership interest in the Series A Preferred Stock to JCF MFG Holdco LLC (“JCF LLC”), another controlled affiliate, and JCF LLC agreed to be bound by certain terms and conditions of the investment agreement. For this purpose, the term “controlled affiliate” means a controlled affiliate of J.C. Flowers & Co. LLC, of which J.C. Flowers is a controlled affiliate.

The Series A Preferred Stock may be converted, at a Series A shareholder’s option, at any time into our common stock, at the rate of eight shares of common stock per share of Series A Preferred Stock. We have the right to cause some or all of the Series A Preferred Stock to be converted into our common stock at any time after May 15, 2013, if, for any 20 trading days within a period of 30 trading days, the closing price of our common stock exceeds 125% of the conversion price, provided that the common stock issued upon conversion is freely tradeable and may be immediately resold by the Series A shareholder. The Series A Preferred Stock is initially convertible into our common stock at a conversion rate of eight shares per $100 of Series A Preferred Stock (a initial conversion price of $12.50 per share of common stock). The conversion rate is subject to adjustment upon certain dilution events. In connection with any conversion, the Series A shareholders will be entitled to receive any accumulated, unpaid dividends.

Dividends on the Series A Preferred Stock will be payable quarterly, in cash, on a cumulative basis, if, as and when declared by our board of directors out of legally available funds, at an annual rate of 6% (or 10.725% while such stock is beneficially owned by J.C. Flowers or any of its controlled affiliates) of the liquidation preference of the Series A Preferred Stock, which is $100 per share. Holders of the Series A Preferred Stock are entitled to participate in any dividends (other than dividends in common stock) paid on our common stock, on an as-converted basis. Dividends that are not declared and paid will accumulate and accrue dividends at the annual rate. We may pay unpaid and accumulated dividends in the form of cash or our common stock (valued at 95% of volume-weighted average price of our common stock over 10 trading days), at our option. We are prohibited from paying any dividend with respect to, and from repurchasing or redeeming, our common stock or other junior securities, subject to certain exceptions, unless full accumulated dividends are paid on the Series A Preferred Stock.

The Series A Preferred Stock may be redeemed by us at our option (a) in whole or in part, on any quarterly dividend payment date on or after May 15, 2013 at a redemption price equal to the liquidation preference per share plus any accumulated and unpaid dividends in respect of such shares, or (b) in full if only 10% or less of all originally issued shares remain outstanding. The Series A Preferred Stock will not be redeemable by us at the option of the holders thereof. The terms of the Series A Preferred Stock do not restrict our ability to purchase the Series A Preferred Stock in the open market or otherwise. In relation to the Series A Preferred Stock, we entered into a replacement capital covenant (the “Replacement Capital Covenant”), whereby we agreed for the benefit of certain of our debtholders identified therein, including initially the holders of our Convertible Notes, that we would not redeem or repurchase the Series A Preferred Stock on or before July 18, 2018 except out of the proceeds from the issuance of certain qualified equity and/or equity-related securities and pursuant to the other terms and conditions set forth in the Replacement Capital Covenant.

Holders of the Series A Preferred Stock are entitled to vote with the common shareholders on all matters submitted to a vote of the common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common shareholders as a single class, on an as-converted basis. See “Description of Common Stock—Delaware Law and Our By-Laws—J.C. Flowers’ Right to Appoint Directors”. Holders of the Series A Preferred Stock will also be entitled to vote, to the exclusion of the common and all of our other preferred shareholders, on certain matters generally involving changes in the certificate of incorporation or by-laws that would adversely affect their voting powers, preferences or special rights, the authorization or creation of certain senior-ranking stock and mergers, binding share exchanges, reclassifications and similar transactions (unless the rights of the Series A Preferred Stock or any successor stock, as a whole, remain no less favorable to the holders, the surviving/successor entity is organized in the United States, Bermuda or the European Economic Area and certain tax-related requirements are met). These matters must be approved by the holders of at least two-thirds of the outstanding Series A Preferred Stock voting at a meeting or (if the board of directors permits) acting by written consent.

In addition, upon a merger, consolidation, binding share exchange, reclassification or similar transaction in which all or substantially all of our common stock is changed into cash, securities or other property of ours or another person, or upon the sale of all or substantially all of our assets, the Series A Preferred Stock will thereafter, without the consent of any holders of the Series A Preferred Stock, be convertible into the kind and amount of property received by the holders of the common stock in the transaction on a per-share basis (with such per-share amount being substituted for each common share that otherwise would have been issuable on conversion).

Furthermore, the Series A Preferred Stock are subject to limited restrictions on transfer and, until July 2011, J.C. Flowers may not beneficially own 20% or more of our outstanding shares of common stock or take certain other actions to gain control of us or encourage others to do so. J.C. Flowers has registration rights entitling it to make permitted sales of its shares in a registered public offering.

Holders of the Series A Preferred Stock have the right, together with other parity securities having similar voting rights including the Series B Preferred Stock, to elect two directors if dividends have not been paid in full for six quarterly dividend periods, whether consecutive or not. For this purpose, the frequency of the payment of dividends by MF Global Ltd. may be taken into account. See “Description of Common Stock—Delaware Law and Our By-Laws—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends”.

In the event of our liquidation, dissolution or winding up, the holders of the Series A Preferred Stock will have the right to receive a liquidation distribution out of any assets available for distribution after payments to creditors, and before any distribution in respect of our common stock, in an amount equal to the greater of (1) the liquidation preference amount ($100 per share plus accumulated and unpaid dividends) and (2) the amount they would receive if they had converted their Series A Preferred Stock into common stock prior to liquidation.

Series B Preferred Stock

We pay dividends on the Series B Preferred Stock, if, as and when declared by its board of directors, quarterly in arrears at a rate of 9.75% per year. The dividend rate may be increased to 10.75% upon the public disclosure by a “person” or “group” within the meaning of Section 13(d) of the Exchange Act that such person or group beneficially owns more than 50% of the voting power of the outstanding common stock of MFG Delaware. Dividends on the Series B Preferred Stock will not be cumulative and may be paid in cash, our common stock or both. The Series B Preferred Stock is convertible, at the holder’s option, at any time, at an initial conversion rate of 9.5694 shares of our common stock for each $100 of Series B Preferred Stock (an initial conversion price of $10.45 per share of common stock), subject in each case to specified adjustments.

The conversion rate is subject to anti-dilution adjustments and other adjustments. It is also subject to adjustment in the event of a make-whole acquisition or fundamental change. A “make-whole acquisition” is any consolidation, merger, binding share exchange, reclassification or similar transaction between us and another person (other than any of our subsidiaries), or any sale or other disposition in one transaction or a series of transactions of all or substantially all of our assets and our consolidated subsidiaries to another person (other than any of our subsidiaries), in each case pursuant to which all of our outstanding common stock is converted into cash, securities or other property, other than in a transaction in which persons beneficially owning our voting shares immediately prior to such transaction beneficially own our voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction (and other than a transaction in which at least 90% of the consideration received by holders of our common stock consists of common stock traded on a securities exchange in the United States or European Economic Area). In the event of a make-whole acquisition, we will, under certain circumstances, increase the conversion rate in respect of any conversions of the Series B Preferred Stock that occur during a 30-day period beginning on the effective date of the make-whole acquisition. The amount of the increase will be based on the price paid per share of common stock in, and the effective date of, the make-whole acquisition, with the amount of the increase generally declining for higher prices and later dates. Initially, there will be no increase if the price paid is below $7.53 or above $150 per share (subject to anti-dilution adjustment). If the price paid per share of common stock in the transaction is less than the applicable conversion price, the transaction will be a “fundamental change”. In that event, in lieu of receiving the make-whole shares, a holder may instead elect to convert such holder’s Series B Preferred Stock during a 30-day period after the effective date at a reduced conversion price equal to the greater of the price paid in the transaction or $3.77 per share (subject to anti-dilution adjustment). In addition, on or after July 1, 2018, if the closing price of our common stock exceeds 250% of the then-prevailing conversion price of the Series B Preferred Stock for 20 trading days during any consecutive 30 trading day period, we may, at our option, cause some or all of the Series B Preferred Stock to be automatically converted into our common stock at the then-prevailing conversion price.

The Series B Preferred Stock rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution: (i) senior to all of our common stock and any other of our share capital issued in the future the terms of which expressly provide that it ranks junior to the Series B Preferred Stock; (ii) on parity with the Series A Preferred Stock, and with any of our preferred share capital issued in the future, the terms of which do not expressly provide that it will rank junior or senior to the Series B Preferred Stock; and (iii) junior to all of our share capital issued in the future, the terms of which expressly provide that such shares will rank senior to the Series B Preferred Stock (subject to certain approval rights of the holders of shares of the Series B Preferred Stock).

The Series B Preferred Stock is not subject to redemption, either at our option or at the option of any holders. The terms of the Series B Preferred Stock do not restrict our ability to purchase the Series B Preferred Stock in the open market or otherwise.

Holders of the Series B Preferred Stock are entitled to vote, together with the holders of all of our other equally ranking preferred stock entitled to vote thereon (to the exclusion of our common shareholders), on changes to the certificate of incorporation or by-laws that would adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock, and on any authorization or creation of stock having priority over the Series B Preferred Stock in respect of dividends or the distribution of assets on our liquidation, dissolution or winding up. These matters must be approved by the holders of at least a majority of the outstanding Series B Preferred Stock (together with any such other shares entitled to vote thereon), either voting at a meeting or (if the board of directors permits) acting by written consent.

In addition, upon a merger, consolidation, binding share exchange, reclassification, or similar transaction in which all or substantially all of our common stock is changed into cash, securities or other property of ours or another person, or upon the sale of all or substantially all of our assets, the Series B Preferred Stock will thereafter, without the consent of any holders of the Series B Preferred Stock, be convertible into the kind and amount of property received by the holders of the common stock in the transaction on a per-share basis (with such per-share amount being substituted for each share of common stock that otherwise would have been issuable on conversion).

Holders of the Series B Preferred Stock will also have the right, together with other parity securities having similar voting rights including the Series A Preferred Stock, to elect two directors to the board of directors of MFG Delaware if dividends have not been paid in full for six quarterly dividend periods, whether consecutive or not. For this purpose, the frequency of the payment of dividends by MF Global Ltd. may be taken into account. See “Description of Common Stock—Delaware Law and Our By-Laws—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends”.

The Series B Preferred Stock has special veto rights that will, in certain circumstances, prohibit us from issuing or repurchasing our common stock without first obtaining the prior written consent of the holders of two-thirds of the outstanding Series B Preferred Stock. See “Description of Common Stock—Delaware Law and Our By-Laws—Special Veto Rights of Series B Preferred Stock”.

Terms of Preferred Stock Contained in Prospectus Supplement

With respect to any series of preferred stock being offered hereunder, the applicable prospectus supplement will contain the dividend, liquidation, conversion, exchange, redemption, voting rights and other restrictions, limitations or preferences of such series of preferred stock. The applicable prospectus supplement will describe the following terms of a series of preferred stock:

•	the designation and stated value per share of preferred stock and the number of shares of preferred stock offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which we will issue the preferred stock;

•	the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	whether the shares will be listed on any securities exchange; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights or restrictions.

No Preemptive Rights

Unless otherwise specified in the applicable prospectus supplement, the holders of preferred stock will have no preemptive rights to buy any additional shares of preferred stock. The preferred stock will be, when issued, fully paid and nonassessable. Neither the par value nor the liquidation preference can show you the price at which the preferred stock will actually trade on or after the date of issuance. The applicable prospectus supplement, will describe some of the U.S. federal income tax of the purchase and ownership of the series of preferred stock.

DESCRIPTION OF COMMON STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and by-laws. They may not contain all of the information that is important to you. To understand them fully, you should read our certificate of incorporation and by-laws, copies of which are filed with the SEC. The following descriptions are qualified in their entirety by reference to the certificate of incorporation, by-laws and certain applicable law.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in our common stock, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

Common Stock

We are authorized to issue up to 1,000,000,000 shares of common stock, $1.00 par value per share.

As of December 31, 2009, we had 121,558,787 shares of common stock outstanding. Of the 1,000,000,000 authorized shares of common stock, we have agreed to reserve 24,000,000 for issuance under the Amended and Restated 2007 Long Term Incentive Plan including 1,200,000 for issuance under our Employee Stock Purchase Plan and U.K. Sharesave Plan. Pursuant to our investment agreement with J.C. Flowers, until the date on which all of our Series A Preferred Stock are converted into common stock, we have agreed that we will at all times have reserved for issuance a sufficient number of shares of authorized and unissued common stock to effectuate the conversion of the Series A Preferred Stock without regard to any limit on such conversion. In addition, we will at all times have reserved for issuance a sufficient number of authorized and unissued shares of common stock to effectuate the conversion of our Series B Preferred Stock and the Convertible Notes, both of which are convertible into our common stock. As of February 24, 2010, our Series A Preferred Stock, Series B Preferred Stock and Convertible Notes may be converted, at any time, into a total of approximately 45.97 million shares of common stock. Accordingly, common stock issued upon conversion of our Series A Preferred Stock, Series B Preferred Stock or Convertible Notes may cause immediate and potentially substantial dilution to our shareholders. These other classes of securities are described above under “Description of Preferred Stock—Series A Preferred Stock” and “—Series B Preferred Stock” and in the Final Prospectus under “Description of Capital Stock”.

Our common stock carries the following rights:

•

Voting. Each holder of common stock is entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of our shareholders. Except as otherwise required by law, holders of common stock will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. There are no cumulative voting rights with respect to the election of directors or any other matters. Our board of directors has voluntarily amended our corporate governance guidelines (the “Corporate Governance Guidelines”) to provide that, subject to certain exceptions, directors must be elected by a majority of votes cast in uncontested elections. See “—Delaware Law and Our By-Laws—Board of Directors” for additional information concerning the election of directors.

•

Dividends and distributions. The holders of common stock have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors, from legally available funds.

•

Liquidation, dissolution or winding-up. In the event of our liquidation, dissolution or winding-up, holders of common stock are entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock (if any).

•	Restrictions on transfer. Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our common stock (other than any shares subject to calls as described below). In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants.

•	Redemption, conversion or preemptive rights. Holders of our common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for our securities.

•

Other Provisions. There are no redemption provisions or sinking fund provisions applicable to our common stock. Our common stock is, however, subject to calls only to the extent that it is not fully paid for upon its issuance. That is, if our common stock is issued for consideration that is less than the purchase price, our board of directors may, from time to time, make calls upon the holders of such shares to pay us any unpaid amounts on such shares. We do not anticipate issuing any common stock subject to calls.

The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Delaware Anti-Takeover Laws

We are subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). Section 203 prohibits us from engaging in any business combination (as defined in Section 203) with an “interested shareholder” for a period of three years subsequent to the date on which the shareholder became an interested shareholder unless:

•	prior to such date, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•

upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of our outstanding voting stock (with certain exclusions); or

•

the business combination is approved by our board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of our outstanding voting stock not owned by the interested shareholder.

For purposes of Section 203, an “interested shareholder” is defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by shareholders.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or us.

Delaware Law and Our By-Laws

We are a corporation organized under the DGCL, as amended. The rights of our shareholders are governed by Delaware law and our certificate of incorporation and by-laws. Some of the rights of our shareholders will differ from the rights such persons would have possessed as a shareholder of MFG Bermuda, a Bermuda exempted company. The description contained in the section entitled “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for MFG Bermuda and MFG Delaware”

from the Final Prospectus summarizes the main differences between the rights of former shareholders of MFG Bermuda and the rights of our shareholders under Delaware law, our certificate of incorporation and our by-laws, and such description is incorporated herein by reference.

The description of our common stock is subject to the matters described in the following paragraphs.

Board of Directors

The number of directors that comprise our board of directors is determined only by our board of directors. The board of directors may change the number of directors from time to time, subject to a minimum of three and a maximum of 15 directors. Our board of directors currently has nine members. Our by-laws do not specify a mandatory retirement age for our directors, but our Corporate Governance Guidelines provide that it is expected that any director reaching the age of 72 shall retire after completing the term to which he or she was elected. Our board of directors may, on a case-by-case basis, determine that a director may serve beyond the age of 72. Furthermore, our board of directors may consider candidates who are older than the age of 72 in the event of unique circumstances or needs of our board of directors.

Our board of directors and our shareholders who are entitled to elect directors will be entitled to nominate those candidates (if any) whom they wish to stand for election to the office of director, subject to the notice requirements in the our by-laws. Under our by-laws, a person nominated to serve as a director may then be elected as a director by a plurality of shareholder votes cast at the annual shareholders’ meeting. Vacancies on our board of directors, including those due to newly created seats, may only be filled by our board of directors. A director may be removed from office with or without cause by the holders of not less than two-thirds of the shares then entitled to vote at an election of directors. Each member of our board of directors will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Delaware law permits a Delaware corporation in its certificate of incorporation to divide its board of directors into multiple classes having staggered terms of up to three years each, however, our board of directors is not divided into classes.

Notwithstanding the foregoing, under our existing Corporate Governance Guidelines, in an election of directors, other than in a “contested election”, director candidates must receive the affirmative vote of a majority of the votes cast in favor of such director’s election at a shareholders’ meeting to be elected as a director. In connection with the foregoing, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” not counted as votes cast either “for” or “against” that director’s election. Accordingly, unless the election is contested by other director candidates nominated by third parties and not otherwise supported by our board of directors, the directorships to be filled at an annual meeting will be filled by the nominees receiving a majority of the votes cast by our shareholders entitled to vote and voting on the election of directors. Under Delaware law, if a nominee who is currently serving as a director is not re-elected, that nominee would continue to serve as a “holdover director”. Accordingly, to ensure that we will be able to replace “holdover directors”, under our Corporate Governance Guidelines, each of our directors will be asked to submit a contingent, irrevocable resignation in writing that the board of directors may accept if shareholders do not elect the director by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to our board about whether to accept or reject the resignation, or whether to take other action. Our Nominating and Corporate Governance Committee may also make a recommendation to the board regarding the names of potential directors who may fill the vacancy left by any resigning director. The board may then act on these recommendations, including by appointing a new director to fill any resulting vacancy.

The board of directors has adopted share ownership guidelines, which shall become effective following our 2010 annual shareholders’ meeting, which requires directors to own common stock or certain securities convertible into common stock equal to at least three times the maximum cash portion of a director’s annual fee (the maximum annual cash portion of the annual fee in effect following our 2010 annual shareholders’ meeting being $100,000). The share ownership guidelines provide that the directors will have three years following the implementation of the program (following our 2010 annual shareholders’ meeting), or, if later, their election to the board of directors, to attain their target minimum share ownership levels.

J.C. Flowers’ Right to Appoint Directors

Pursuant to an investment agreement, so long as J.C. Flowers is the beneficial owner of the Series A Preferred Stock, or any common stock issued upon the conversion of the Series A Preferred Stock, that in the aggregate represent at least 5% of our issued and outstanding common stock, it has the right to nominate one individual to serve as a director on our board in accordance with our certificate of incorporation and by-laws, subject to certain conditions. In addition, we are required to use our reasonable best efforts to cause such nominee to be elected at such meeting, for a term that expires upon the next annual shareholders’ meeting or at such earlier time (if any) as the nominee may resign, retire, die or be removed as a director. The board of directors may withhold the approval of any such designee in certain circumstances. J.C. Flowers has already exercised this right with respect to that individual, who was nominated and subsequently appointed to serve on our board on July 29, 2008 and then re-nominated and re-appointed on August 13, 2009.

The J.C. Flowers representative on the board of directors, who has been elected as described above, shall be entitled to serve on committees of the board of directors in accordance with the governance practices and procedures of the board of directors on a basis comparable to that on which other directors serve as committee members.

Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends

If we have not paid the dividends required by the Series A Preferred Stock or the Series B Preferred Stock for six quarterly periods (whether or not consecutive), the holders of the Series A Preferred Stock and the Series B Preferred Stock have the right, together with holders of other parity securities having similar voting rights and to the exclusion of the common shareholders, to elect two directors to our board of directors. This right will continue until we have paid full dividends on the Series A and Series B Preferred Stock and any parity shares for four quarterly periods (but can be reinstated if the conditions described above are met again). These directors are in addition to the directors described above in “—J.C. Flowers’ Right to Appoint Directors”.

Special Veto Rights of Series B Preferred Stock

Without the prior written consent of the holders of two-thirds of our outstanding Series B Preferred Stock, we will be prohibited from (i) issuing new shares of common stock to any “person” or “group” within the meaning of Section 13(d) of the Exchange Act that has become, or as a result of such issuance would become, the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 of the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock or (ii) repurchasing any of our outstanding common stock at a time when a “person” or “group” (as defined above) has become the direct or indirect ultimate “beneficial owner” (as defined above) of more than 50% of the voting power of our common stock, in each case (i) and (ii) until the earlier of such time when (x) such person or group ceases to beneficially own 50% of the voting power of our common stock or (y) a make-whole acquisition has occurred. Notwithstanding the foregoing, the prior written consent of two-thirds of the holders of our outstanding Series B Preferred Stock will be required only to the extent the current market price of our common stock over the 10 consecutive trading days preceding such acquisition does not exceed $150 (subject to adjustment).

Interested Directors

Under Delaware law and our by-laws, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he is interested will not itself make the transaction void. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Duties of Directors

Under Delaware law, a company’s directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule”. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Each share of our common stock is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preference dividend right of the holders of any shares of preferred stock.

Voting Rights

Under Delaware law, unless a company’s certificate of incorporation or by-laws provide otherwise, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors, the affirmative vote of holders of a majority of shares then issued and outstanding is required for specified extraordinary transactions, such as most mergers or a sale of all or substantially all of the assets of the corporation, and to amend the certificate of incorporation and the affirmative vote of holders of a majority of shares present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present is required for all other shareholder action. Holders of the Series A Preferred Stock will be entitled to vote with our common shareholders on all matters submitted to a vote of the common shareholders, which includes the right to vote for the election of directors at any annual meeting, voting together with the common shareholders as a single class, on an as converted basis. Holders of the Series A and Series B Preferred Stock will also have the right to vote as a separate class or classes on certain matters that affect their rights adversely and to elect directors in the event that we fail to pay dividends on preferred stock for certain periods, all as described earlier. See “Description of Preferred Stock—Series A Preferred Stock”, “Description of Preferred Stock—Series B Preferred Stock” and “—Contingent Right of the Holders of the Series A Preferred Stock and the Series B Preferred Stock to Appoint Directors upon a Failure to Pay Dividends” above.

Our by-laws provide that any director may be removed with or without cause by the holders of not less than two-thirds of the shares then entitled to vote at an election of directors, as described above in “—Board of Directors”. Delaware law permits a Delaware corporation to divide its board of directors into multiple classes having staggered terms of up to three years each, although our board of directors is not divided into classes.

In addition, our by-laws include provisions for shareholder voting on certain business combinations. See “—Board of Directors” and “—Mergers and Similar Arrangements”. For information about shareholder voting rights on by-law amendments, see
“—Amendment of By-Laws”.

Advance Notice of Shareholder Proposals

Consistent with Delaware law, our by-laws provide that notice of shareholder nominations for director and other proposals must be given in writing to our secretary during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive office (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year and (ii) in the case of a special meeting, not earlier than 120 days before the special meeting and not later than the later of 90 days before the meeting or ten days following the day on which notice of the special meeting is publicly announced. Notices must include information about the shareholder, the nominee or other proposal, share ownership and related positions and transactions, agreements or understandings about the nominee or other proposal, proxy solicitation intentions and other matters. Shareholders may not nominate directors or propose other business at a special meeting unless the board of directors calls for an election of directors at the meeting or permits the business to be considered, as applicable. To submit a nomination or other proposal for consideration at a shareholder meeting, the shareholder must be entitled to vote on the matter at the meeting.

Special Meetings of Shareholders

Delaware law provides that only the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws may call a special shareholders’ meeting. Shareholders are not permitted to call special meetings unless authorized to do so under the corporation’s certificate of incorporation or by-laws.

Our by-laws permit shareholders who hold 10% or more of our aggregate voting power as of the date they deliver notice to the corporation calling for a special meeting to cause the board of directors to convene a special meeting. Shareholders may not call for a special meeting to elect directors.

Notice of Shareholder Meetings

Under Delaware law and our by-laws, unless otherwise provided under the DGCL, we will be required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Under Delaware law, electronic notice is a permissible form of notice only if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Electronic notice shall be deemed given under Delaware law: (i) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the shareholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of ours that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Conduct of Meetings

Delaware law provides that a corporation’s by-laws may contain provisions relating to the conduct of annual and special meetings. Our by-laws provide that the chairman of its board of directors or, in his or her absence, certain other directors or officers (or others designated by the board) are authorized to serve as chairman of shareholder meetings.

Action by Written Consent of Shareholders

Except as otherwise provided in the certificate of incorporation, Delaware law permits shareholders to take action by consent in writing of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a shareholders’ meeting at which all shares entitled to vote thereon were present and voted.

Our certificate of incorporation provides that any action that may have been taken by the holders of any class or series of stock at a shareholders’ meeting may instead be taken by the unanimous written consent of all holders of such class or series of stock who would have been entitled to attend such meeting and vote on the relevant matter. Solely with respect to any series of preferred stock, the holders of such series may also act by written consent in such manner (if any) as may be provided in the certificate of designations for such series. As described earlier, the holders of the Series A and Series B Preferred Stock may act by written consent to approve certain actions, but only if the board of directors permits them to do so.

Amendment of By-laws

Under Delaware law, shareholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the by-laws of a corporation.

Our certificate of incorporation provides that our shareholders are permitted to unilaterally amend or repeal our by-laws, or create new by-laws, by the affirmative vote of not less than 80% of all outstanding shares of our stock that would be entitled to vote on such action at a meeting (voting together as a single class). However, if such amendment or repeal of the by-laws is approved by a majority of our board of directors, then only the affirmative vote of the holders of a majority of our shares of stock that are present or represented at a meeting, and are entitled to vote and are voting on such action at the meeting (with all such shares voting together as a single class), is required. Our certificate of incorporation and by-laws do not permit the board of directors to amend, repeal or adopt by-laws without shareholder approval, except in one limited respect. The board of directors may amend the by-law relating to advance notice of shareholder nominations or other proposals as they believe may be necessary or appropriate to comply with or otherwise reflect any regulation subsequently adopted by the SEC or any listing requirement subsequently adopted by a securities exchange on which our common stock is listed, provided that any such modification is publicly announced or disclosed at least 30 days prior to the latest date on which shareholder notices relating to the next annual meeting to which the modification applies may properly be delivered to us pursuant to the applicable by-law as so modified, and provided further that the amendment is approved at the next following annual shareholders’ meeting by the holders of a majority of the shares that are present or represented at the meeting and are entitled to vote and are voting on the matter at the meeting (with all such shares voting together as a single class).

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon unless the certificate of incorporation provides a higher voting requirement. Our certificate of incorporation does not provide for any higher voting requirement with regard to these matters. Among other things, our by-laws provide that mergers or similar transactions (except where existing shareholders retain majority voting control) and sales or other transfers by us, in a single transaction or series of related transactions, to one person or a group, of securities representing a majority of the voting power of all of our outstanding voting securities (after giving effect to such transfer but excluding a broadly distributed underwritten offering), as well as any sale of all or substantially all of our assets in one or a series of transactions, must be approved by our board of directors and must be approved by a majority of shareholder votes cast at the meeting at which the transaction is considered.

The DGCL provides that no shareholder vote is required for certain mergers with subsidiaries, mergers involving a holding company reorganization or mergers where a limited amount of stock is issued pursuant to the transaction. Only the first two of these three exceptions, however, is available to us. Under our certificate of incorporation, shareholder approval is required to effect mergers where a limited amount of stock is issued pursuant to the transaction.

The provisions described above may have the effect of delaying, deferring or preventing a change of control through a merger or other transaction having a similar effect.

Appraisal Rights and Shareholder Suits

Under Delaware law, a shareholder of a corporation participating in a merger or consolidation will, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may demand payment in the amount of the fair market value (as determined by a court) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorney’s fees incurred in connection with such actions.

Our certificate of incorporation limits or eliminates the liability of our directors to our shareholders under certain circumstances. See “—Limitation of Liability and Indemnification Matters” below.

Takeovers

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital shares that would be entitled to vote on such merger. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Share Repurchases

Delaware law permits a corporation to redeem its own shares on such terms as its board of directors may authorize, without obtaining prior shareholder approval and so long as such redemption does not impair the capital of the corporation. Our ability to repurchase our common stock may be limited by the special veto rights of the holders of the Convertible Notes, as discussed above under “—Special Veto Rights of Series B Preferred Stock”, and of the holders of the Series B Preferred Stock.

The Replacement Capital Covenant referred to in “Description of Preferred Stock—Series A Preferred Stock” restricts our ability to redeem our Series A Preferred Stock on or before July 18, 2018.

Blank Check Preferred Stock

Our authorized capital stock includes 200,000,000 authorized shares of preferred stock of which 1,500,000 shares have been issued as Series A Preferred Stock and 1,500,000 shares have been issued as Series B Preferred Stock. The existence of authorized but unissued preferred stock may enable our board of directors to delay, defer or prevent a change in control of us by means of a merger, tender offer, proxy contest or otherwise. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of preferred stock with a liquidation preference could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control. Our board of directors currently does not intend to seek shareholder approval prior to any issuance of preferred stock, unless otherwise required by law or any listing requirement adopted by a securities exchange on which our common stock is listed.

Variation of Shareholder Rights

Under Delaware law, amendments to the certificate of incorporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on that matter (unless the certificate of incorporation provides for a greater vote). In addition, the holders of the outstanding shares of a class are entitled to vote as a class on any amendment to the certificate of incorporation, whether or not they are entitled to vote on that matter by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class or alter or change the powers, preferences or special rights of the class so as to affect them adversely. Our certificate of incorporation, however, provides that, subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the vote of any class or series of preferred stock, voting separately as a class. Further, pursuant to our certificate of incorporation, the holders of common stock, as such, shall not be entitled to vote on any amendment of our certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon as a separate class pursuant to our certificate of incorporation, the applicable certificate of designations or pursuant to the DGCL as then in effect. Delaware law provides that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. In addition, the creation or issuance of preferred stock ranking prior to common stock will not be deemed to vary the rights attached to common stock.

Access to Books and Records and Dissemination of Information

Delaware law provides that any shareholder of record, in person or by attorney or other agent, upon written demand under oath stating the purpose of the demand, has the right during the corporation’s usual hours for business to inspect or make copies or extracts of a corporation’s stock ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder. In connection with any shareholders’ meeting, our stock ledger will be open to inspection by shareholders for a period of at least 10 days prior to the meeting and at all times during the meeting.

Pursuant to our by-laws, our stock ledger may be closed for not more than 30 days in a year. We are required to keep at our principal executive office a register of shareholders and a register of directors and officers that is open for inspection by shareholders without charge for not less than two hours in any business day.

Limitation of Liability and Indemnification Matters

Under Delaware law, a corporation may include in its certificate of incorporation a provision that, subject to the limitations described below, eliminates or limits director liability to the corporation or its shareholders for monetary damages for breaches of their fiduciary duty of care. Under Delaware law, a director’s liability cannot be eliminated or limited for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) transactions from which such director derived an improper personal benefit. Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, our directors shall not be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, including with regard to any actions taken or omitted as a director of MF Global Ltd. (whether taken or omitted prior to the completion of the Domestication, in connection with the discontinuance of MF Global Ltd. in Bermuda or the continuance of MF Global Ltd. in Delaware or otherwise).

Delaware law provides that a corporation may indemnify a director, officer, employee or agent of the corporation against any liability or expenses incurred in any civil, criminal, administrative or investigative proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, except that in any action brought by or in the right of the corporation, such indemnification may be made only for expenses (not judgments or amounts paid in settlement) and may not be made even for expenses if the officer, director or other person is adjudged liable to the corporation (unless otherwise determined by the court). In addition, under Delaware law, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to above, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that party. Furthermore, under Delaware law, a corporation is permitted to maintain directors’ and officers’ insurance.

Our by-laws also provide that we shall indemnify to the fullest extent permitted by Delaware law our directors and officers, or former directors and officers (including directors and officers of MF Global Ltd.), or any person who serves or served at our request (or at the request of MF Global Ltd.) as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by our board of directors or any committee thereof) of us (or MF Global Ltd.) or any of our subsidiaries or other affiliates. We are obligated on any indemnification obligations with respect to directors and officers of MF Global Ltd. arising prior to the Domestication.

Dissolution

Under Delaware law, a corporation may voluntarily dissolve (1) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the outstanding shares entitled to vote thereon vote for such dissolution; or (2) if all shareholders entitled to vote thereon consent in writing to such dissolution

Shareholder Rights Plan

Our board of directors adopted a shareholder rights plan prior to our initial public offering. Pursuant to our shareholder rights plan, as amended, one common stock purchase right was issued for each of our issued and outstanding shares of common stock. The issued rights are subject to the terms of our shareholder rights plan. Our rights plan will expire on the third anniversary of the completion of our initial public offering, or July 24, 2010, unless renewed by our board of directors.

The shareholder rights plan is intended to give our board of directors increased power to negotiate in our best interests and to discourage appropriation of control of us at a price that is unfair to our shareholders. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in our best interests, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty to consider any proposal for our acquisition made in good faith.

In general terms, our shareholder rights plan works by imposing a significant penalty upon any person or group that acquires 15% or more of our issued and outstanding common stock without the approval of our board of directors. We amended the shareholder rights plan to provide that J.C. Flowers (including any affiliate of J.C. Flowers) will be excluded from this provision after the first time it becomes the beneficial owner of 15% or more of our common stock, and until such time as either it falls below the threshold or becomes the owner of 20% or more of our common stock. We also amended the shareholder rights plan to reflect appropriately the change in our jurisdiction of incorporation from Bermuda to the State of Delaware as well as to reflect the change in our name.

We provide below a description of the material provisions of our shareholder rights plan. However, this description is only a summary of the material provisions and should be read together with our entire shareholder rights plan, as amended, which is filed as an exhibit to our Registration Statement on Form F-1 filed with the SEC on July 6, 2007, as amended by an exhibit filed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and as amended by an exhibit filed in our Current Report on Form 8-K12G-3 filed with the SEC on January 5, 2010.

Our rights trade with, and are inseparable from, our shares of common stock and are evidenced only by certificates that represent our shares of common stock. Until the date on which the rights are distributed or our rights plan expires as described below, any common stock we issue in the future will also be accompanied by rights.

Each of our rights will allow its holder to purchase from us one share of common stock for $150, which we refer to as the exercise price, once the rights become exercisable. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

Our rights will not be exercisable until the earlier of:

•

ten business days (or an earlier or later date determined by our board of directors before our rights become exercisable) after we publicly announce that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of our issued and outstanding common stock; or

•

ten business days (or an earlier or later date determined by our board of directors before our rights become exercisable) after an acquiring person obtains beneficial ownership of more than 25% of our issued and outstanding common stock; or

•

ten business days (or a later date determined by our board of directors before our rights become exercisable) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

In light of the substantial ownership position of J.C. Flowers, our shareholder rights plan, as amended, contains provisions which exclude J.C. Flowers (including any affiliate of J.C. Flowers), after the first time it becomes the beneficial owner of 15% or more of the Company’s common stock, and until such time as either it falls below the threshold or becomes the owner of 20% or more of the Company’s shares of common stock, from the provision that triggers the shareholder rights plan when any person acquires 15% or more of the Company’s issued and outstanding shares of common stock without approval of its board of directors.

Until the date our rights become exercisable, our common stock certificates also evidence our rights, and any transfer of shares of our common stock constitutes a transfer of our rights. After that date, our rights will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock. Any of our rights held by an acquiring person are void and may not be exercised.

On the earlier to occur of (i) ten business days after the first date on which we make a public announcement that a person has become an acquiring person (or such earlier or later date as our board of directors may determine prior to such occurrences), or (ii) ten business days after the date and time on which any acquiring person becomes the beneficial owner of more than 25% of our issued and outstanding common stock (or such earlier or later date as our board of directors may determine prior to such occurrences), then each right, excluding rights held by the acquiring person, will entitle the holder to purchase that number of shares of common stock having a market value at that time equal to two times the exercise price (initially $150, subject to adjustment). This provision, which we refer to as a “flip-in”, would not apply if, among other things:

•

a person acquires 15% or more of the common stock without any plan or intention to seek or affect control of us and if such person promptly thereafter disposes of enough common stock to bring his beneficial ownership to below 15%, or

•

we acquire our common stock and, as a result, a shareholder’s holding reaches the 15% threshold. In this case, the flip-in provision would not apply unless the shareholder subsequently becomes the owner of more of the shares of our common stock then issued and outstanding.

In addition, if any person becomes an acquiring person and controls our board of directors and either:

•

we are involved in an amalgamation, merger or similar transaction in which the acquiring person is a party, or shares held by the acquiring person are treated differently from shares held by others, or

•	we sell or otherwise transfer 50% or more of the assets or earning power.

then each right will entitle the holder to purchase, for the exercise price, a number of shares of the other party to the transactions described above, which we refer to as the “flip-over entity”, having a market value equal to two times the exercise price (initially $150, subject to adjustment). Thereafter, the flip-over entity will be liable for, and will be obligated to assume, all of our obligations and duties with respect to the shareholder rights plan.

Our board of directors may redeem our rights for $0.01 per right at any time before a flip-in occurs. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.01 per right. The redemption price will be adjusted if we have a share split or share dividends of our common stock.

After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our issued and outstanding common stock, our board of directors may extinguish our rights by exchanging one of our shares of common stock for each right, other than rights held by the acquiring person.

Our board of directors may adjust the exercise price, the number and type of securities or other property issuable on exercise and the number of our outstanding rights to prevent dilution that may occur from a share dividend, a share split, a reclassification of our common stock or a similar transaction. No adjustments to the purchase price of our common stock of less than 1% will be made.

The terms of our shareholder rights plan may be amended by our board of directors without the consent of the holders of our rights. After a flip-in occurs, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the symbol “MF”.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

The following information outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently of such debt securities, preferred stock or common stock.

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, selected by us with respect to such series, having its principal office in the U.S. and having combined capital and surplus of at least $50,000,000.

The applicable prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The applicable prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus and accompanying prospectus supplement are being delivered, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•

the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•

if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase preferred stock or common stock, the right to receive any dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Our outstanding securities and related agreements have covenants and terms that could affect an investment in the securities offered by this prospectus. Before investing in our warrants, please refer to the section in this prospectus entitled “Additional Considerations Concerning our Securities”.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the applicable prospectus supplement at the exercise price mentioned in, or calculated as described in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in the applicable prospectus supplement. After 5:00 p.m., New York time on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the applicable prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the applicable prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock to be purchased upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a share dividends or bonus shares to common shareholders or a combination, subdivision or reclassification of our common stock;

•

the issuance of rights, warrants or options to all common shareholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

•	any distribution by us to our common shareholders or evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the applicable prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder’s consent, for the purpose of:

•

curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

•	evidencing the succession of another corporation to us and their assumption of our covenants contained in the warrant agreement and the warrants;

•	appointing a successor depositary, if the warrants are issued in the form of global securities;

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

•	adding to our covenants for the warrantholders’ benefit or surrendering any right or power conferred upon us under the warrant agreement;

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•	amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the holders’ rights. However, no such amendment that:

•	changes the number or amount of securities purchasable upon warrant exercise so as to reduce or increase the number of securities receivable upon this exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of such warrantholders in any material respect; or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we may consolidate, amalgamate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation, provided that:

•

either we must be the continuing corporation, or the corporation other than us formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under the laws of any U.S. jurisdiction, Bermuda, any full member state of the European Union, Canada, Australia or Switzerland (or any subdivision thereof) and must assume our obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement; and

•	We or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and us before a replacement warrant certificate will be issued.

Title

We, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

ADDITIONAL CONSIDERATIONS CONCERNING OUR SECURITIES

In addition to the other information described elsewhere in this prospectus or incorporated by reference herein, you should carefully consider the following additional considerations before investing in our securities.

Dilution

As of February 24, 2010, our Series A Preferred Stock, Series B Preferred Stock and Convertible Notes may be converted, at any time at the holders’ option, into a total of approximately 45.97 million shares of common stock, which represents approximately 37.8% of our outstanding shares of common stock as of December 31, 2009. Accordingly, common stock issued upon conversion of our Series A Preferred Stock, Series B Preferred Stock or Convertible Notes may cause immediate and potentially substantial dilution to our existing or future holders of our common stock (or securities exercisable or exchangeable for, or convertible into, our common stock), including investors who purchase any such securities offered by this prospectus. For a description of our Convertible Notes, Series A Preferred Stock and Series B Preferred Stock, see “Description of Capital Stock” in the Final Prospectus.

Covenants under our Revolving Credit Facility

Our revolving credit facility contains various financial and other covenants that may restrict our ability to conduct our business and take other actions. In general terms, and subject to certain exceptions, we have agreed in the credit facility, among other things, to maintain a consolidated tangible net worth of not less than $620 million (plus 50% of the proceeds of certain equity offerings and 25% of our consolidated positive net income for each completed fiscal year), and not to incur indebtedness through our subsidiaries exceeding 10% of the our shareholders’ equity less goodwill and intangible assets, not to incur liens on assets, merge or consolidate with (or dispose of substantially all our assets to) any person, engage in material new businesses, engage in transactions with affiliates except on arm’s-length terms or fail to satisfy any regulatory net capital or financial resources requirement or comply with applicable laws or regulations. For a description of our revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Credit Facilities and Sources of Liquidity” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Limitations on our Ability to Merge and Special Veto Rights of our Convertible Notes

Our ability to merge or consolidate (or dispose of substantially all of our assets) to any person is subject to restrictions in our Convertible Notes Indenture. Furthermore, the Convertible Notes, which may be converted, at any time, into shares of common stock, have special veto rights such that holders of two-thirds of the outstanding Convertible Notes must approve any issuance of new common stock by us to a person or group who is, or as a result would be, a 50% beneficial owner, and any repurchase of common stock by us when a 50% beneficial owner exists. For a description of the terms of our Convertible Notes, see “9.00% Convertible Notes due 2038” under Item 3.02 of our Current Report on Form 8-K filed on June 26, 2008, as well as the Convertible Notes Indenture, filed therewith as Exhibit 4.1.

Special Veto Rights of our Series B Preferred Stock

Holders of our Series B Preferred Stock have similar special veto rights to those described above relating to our Convertible Notes. For more information regarding the special veto rights of our Series B Preferred Stock, please refer to the section of this prospectus entitled “Description of Common Stock—Delaware Law and Our By-Laws—Special Veto Rights of Series B Preferred Stock.”

PLAN OF DISTRIBUTION

We may sell securities from time to time to purchasers directly, through broker-dealers acting as agents, dealers, or underwriters or through a combination of any of those methods of sale.

The distribution of the securities may be made from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

The securities may be sold by us or by one or more of our subsidiaries that previously acquired the securities from us, from other of our subsidiaries, from third parties or in the open market. Any such subsidiary may be deemed to be an underwriter under the Securities Act of 1933 (the “Securities Act”).

Through Agents

We and the agents designated by us may solicit offers to purchase securities. Agents that participate in the distribution of securities may be deemed underwriters under the Securities Act. We will name any agent that will participate in the distribution of the securities, and any commission we will pay to it will be described in the applicable prospectus supplement. Any agent will be acting on a “best efforts” basis for the period of its appointment, unless we indicate differently in the applicable prospectus supplement.

To Dealers

The securities may be sold to a dealer as principal. The dealer may then resell the securities to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act.

To Underwriters

The securities may also be sold to one or more underwriters and we will then execute an underwriting agreement with them at the time of sale. The names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to resell the securities.

Indemnification Arrangements

We may enter into indemnification agreements with underwriters, dealers, agents and other persons participating in the distribution of securities, who will then be entitled to indemnification by us against some civil liabilities. The indemnification covers liabilities under the Securities Act.

Delayed Delivery Arrangements

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers from a number of institutions to purchase securities from us. We will indicate our intention to do this in the applicable prospectus supplement. The contracts for these purchases will provide for payment and delivery on a future date or dates. These institutions include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others and must be approved by us. The obligations of purchasers under these contracts will be unconditional, except that:

•	at the time of delivery, the purchase of the securities shall not be prohibited under the laws of the jurisdiction of the purchaser; and

•	if the securities are also being sold to underwriters, we have to sell the securities not sold for delayed delivery to the underwriters.

The underwriters, dealers and other persons will not have any responsibility for the validity or performance of these contracts.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, MF Global Holdings Ltd. and its subsidiaries in the ordinary course of business. In addition, we may offer the securities to or through our affiliates, as underwriters, dealers or agents. Among our affiliates, MF Global Inc. may offer the securities for sale. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.

Conflicts of Interest

MF Global Inc., a broker-dealer registered with FINRA and a wholly-owned subsidiary of MF Global Holdings Ltd., may participate in offerings of securities made by means of this prospectus. As such, MF Global Inc. has a “conflict of interest” as defined in NASD Conduct Rule 2720(f)(5)(B) and any offerings made by means of this prospectus will be conducted in compliance with Rule 2720. No underwriter having a Rule 2720 conflict of interest will be permitted under that rule to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

VALIDITY OF SECURITIES

Unless otherwise indicated in the prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan  & Cromwell LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the August Current Report, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended March 31, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$325,000,000

MF Global Holdings Ltd.

3.375% Convertible Senior Notes due 2018

Prospectus Supplement

Goldman, Sachs & Co.

Citi

BofA Merrill Lynch

J.P. Morgan

Deutsche Bank Securities

RBS